Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT
dated as of
August 1, 2020
by and among
EDGEWELL PERSONAL CARE, LLC,
THE SELLERS NAMED HEREIN,
CREMO HOLDING COMPANY, LLC,
THE JOINT HOLDER REPRESENTATIVES,
AND
SOLELY FOR PURPOSES OF SECTION 13.17,
EDGEWELL PERSONAL CARE COMPANY
________________________________________________________________________

CONTENTS

2

3

Annexes
Annex A – Sample Net Working Capital Calculation
Annex B – Allocation Methodology

4

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”), dated as of August 1, 2020, is entered into by and among Edgewell Personal Care, LLC, a Delaware limited liability company (“Buyer”), each Seller (as defined herein), Cremo Holding Company, LLC, a California limited liability company (the “Company”), Mike Boone and Kyle Schroeder, solely in their capacity as Joint Holder Representatives (as defined herein), and solely for the purposes of Section 13.17, Edgewell Personal Care Company, a Missouri corporation (“Parent”).
RECITALS
WHEREAS, as of the date hereof, the equityholders of the Company set forth on Schedule 4.6 (each a “Seller” and collectively, the “Sellers”) collectively own 100% of the Company Units (as defined herein);
WHEREAS, the parties hereto desire that, upon the terms and subject to the conditions hereof, Buyer will purchase from each Seller, and each Seller will sell to Buyer, all of the Company Units held by such Seller;
WHEREAS, each Seller, Company and Buyer have approved this Agreement and the transactions contemplated hereby; and
WHEREAS, in connection with the execution of this Agreement, certain Sellers have executed certain ancillary agreements with Buyer.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:
Article I.

CERTAIN DEFINITIONS
1.1 Definitions. As used herein, the following terms shall have the following meanings:
“Accounting Firm” has the meaning specified in Section 8.4(b).
“Accounting Principles” means, (a) to the extent consistent with GAAP, the accounting methods, policies, practices and procedures, including classification, valuation and estimation methodology, used in the preparation of the Audited Financial Statements, consistently applied, and (b) for any accounting method, policy, practice or procedure used in the preparation of the Audited Financial Statements that is not consistent with GAAP (a “Non-GAAP Policy”), such Non-GAAP Policy shall be replaced by the GAAP-compliant method, policy, practice or procedure that would have the result that is closest to the result that would have been obtained by the application of the Non-GAAP Policy, consistently applied.
“Acquisition Proposal” has the meaning specified in Section 6.3.

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“ABL Facility” has the meaning specified in the definition of “Funded Debt.”
“Action” means any claim, action, suit, audit, arbitration, proceeding or investigation, in each case, by or before any Governmental Authority.
“Adjustment Amount” has the meaning specified in Section 2.6(f).
“ADP” has the meaning specified in Section 4.13(a)
“ADP Plan” has the meaning specified in Section 4.13(a).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Closing, Affiliates of Buyer shall include the Company and its Subsidiaries.
“Affiliate Agreement” has the meaning specified in Section 4.12(a)(xx).
“Agreement” has the meaning specified in the preamble hereto.
“Allocation” has the meaning specified in Section 8.4(b).
“Allocation Methodology” has the meaning specified in Section 8.4(b).
“Antitrust Authority” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition by any Antitrust Authority.
“Antitrust Proceeding” has the meaning specified in Section 8.6(b).
“Applicable Percentage” means, with respect to any Seller, the percentage or portion of Closing Date Purchase Price and other components of the Purchase Price to which such Seller is entitled in respect of any Company Units held thereby, as determined in accordance with the Articles, the Company LLC Agreement and any other agreement among the Sellers (or the impacted Sellers), as set forth on the Payout Schedule.
“Articles” means the articles of organization of the Company, as amended from time to time.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).
“Auditor” has the meaning specified in Section 2.6(e).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the banks in Los Angeles, California, or New York, New York, are authorized or required by law to be closed.
“Buyer” has the meaning specified in the preamble hereto.
“Buyer Allocation Comments” has the meaning specified in Section 8.4(b).
“Buyer Debt Joinders” has the meaning specified in Section 6.4(a).
“Buyer Benefit Plan” has the meaning specified in Section 7.2(c).
“Buyer Related Parties” means Buyer and its Affiliates and its and their respective directors, officers, employees, equityholders, partners, members, agents and representatives.
“Buyer Releasing Party” and “Buyer Releasing Parties” have the meanings specified in Section 12.3(a).
“Buyer Schedules” has the meaning specified in the first sentence of Article V.
“Calculation Time” means 11:59 p.m. (Pacific time) on the day immediately prior to the Closing Date.
“Capital Schedule” has the meaning specified in Section 2.4(c).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Cash” means, as of any date and time, without duplication, the cash and cash equivalents (including marketable securities and short term investments) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with the Accounting Principles. For the avoidance of doubt, “Cash” shall be (i) reduced by (x) any checks or electronic transfers issued by either the Company or its Subsidiaries but not yet cleared and (y) all bank overdrafts (solely to the extent drawn) and (ii) increased by (x) any checks or electronic transfers issued to the Company or its Subsidiaries but not yet cleared, and (y) without duplication, any deposits of cash received and available for deposit, in each case of the foregoing clauses (i) and (ii), as of such time of determination.
“Closing” has the meaning specified in Section 2.2.
“Closing Date” has the meaning specified in Section 2.2.
“Closing Date Cash” has the meaning specified in Section 2.6(b).

“Closing Date Company Transaction Expenses” has the meaning specified in Section 2.6(b).
“Closing Date Funded Debt” has the meaning specified in Section 2.6(b).
“Closing Date Net Working Capital” has the meaning specified in Section 2.6(b).
“Closing Date Purchase Price” has the meaning specified in Section 2.4(b).
“Closing Payoff” has the meaning specified in Section 2.5(b).
“Closing Statement” has the meaning specified in Section 2.6(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the preamble hereto.
“Company Benefit Plan” means each “employee benefit plan” as defined in ERISA and each other compensation and benefits plan, policy or program, or arrangement, whether written or unwritten, including each severance, retention, employment, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, policy, program or arrangement, whether or not subject to ERISA, in each case, providing compensation or other benefits to any current or former employee of the Company or its Subsidiaries, which is entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any obligation or liability for the benefit of current or former employees of the Company and its Subsidiaries.
“Company Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company or any Subsidiary.
“Company LLC Agreement” means that certain Operating Agreement of Cremo Holding Company, LLC, effective as of February 17, 2015, as amended May 3, 2018.
“Company Related Party” means the Company and its Affiliates and its and their respective directors, officers, employees, equityholders, partners, members, agents and representatives.
“Company Schedules” has the meaning specified in the first sentence of Article IV.
“Company Software” means any Software the Copyright in which is owned in whole or part by the Company or its Subsidiaries.
“Company Transaction Expenses” means the following out-of-pocket fees, expenses, or other amounts incurred or obligated at or prior to, and that remain unpaid as of, the Closing in connection with this Agreement and the transactions contemplated hereby (regardless of whether payable on, prior to or following the Closing and regardless of whether contingent upon the occurrence of the Closing): (a) fees and expenses of investment bankers, attorneys, accountants and other consultants and advisors incurred or payable by or on behalf of the Company or its Subsidiaries in connection with the transactions contemplated hereby; (b) any transaction bonuses, retention payments, or change-of-control payments paid or payable by the Company or any of its Subsidiaries to an employee, director or individual consultant of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (but excluding any severance or termination compensation or benefits payable to any employee, independent contractor, director or manager of the Company or its Subsidiaries who is terminated by or at the request of Buyer), including the employer portion of any associated payroll, social security, excise or other Taxes related to any such payments, and the amount of any indebtedness owed to the Company or any Subsidiary of the Company by any Seller, employee, director, or individual consultant of the Company that is forgiven by the Company or such Subsidiary; (c) the D&O Tail Insurance Costs; and (d) Transfer Taxes for which the Sellers are liable pursuant to Section 8.4; provided, however, that “Company Transaction Expenses” shall not include (i) any fees or expenses related to (A) any financing transaction effected by or on behalf of Buyer or (B) any Funded Debt (to the extent such fees and expenses are included in the calculation of Funded Debt), (ii) any fees or expenses for which Buyer is responsible pursuant to the express terms of this Agreement, (iii) Holder Representative Expenses paid from the Holder Representative Fund, (iv) amounts payable in connection with any RWI Policy (including any premiums, commissions, taxes and other charges, fees or expenses of the underwriter(s) of any such policy), (v) amounts payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement, or (vi) amounts payable in connection with any Funded Debt Exclusions.
“Composite Tax Return” means any Tax Return filed by or with respect to any entity that is treated as a partnership or other “flow-through entity” for purposes of such Tax Return that (a) reports the operations of the entity and the entity’s equity owners’ share of such operations and (b) calculates a Tax that is paid by the entity on behalf of, or with respect to, an equity owner that is a non-resident of the relevant taxing jurisdiction for applicable Tax purposes.
“Company Unit” means each Membership Interest in the Company, as such term is defined in the Company LLC Agreement.
“Confidentiality Agreement” has the meaning specified in Section 13.9.
“Copyrights” has the meaning specified in the definition of “Intellectual Property.”
“Continuing Employees” has the meaning specified in Section 7.2(a).
“Contract” means any legally binding contract, agreement, lease, sublease, license, sublicense, sales order or purchase order, whether written or oral.
“COVID-19” means the diseases caused by SARS-CoV-2 virus or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other Law issued by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.
“D&O Tail Insurance Costs” has the meaning specified in Section 7.1(b).
“Deficit Amount” has the meaning specified in Section 2.6(h).
“Designated Person” has the meaning specified in Section 13.16(a).
“Determination Date” has the meaning specified in Section 2.6(e).
“Early Termination Fee” has the meaning specified in Section 10.2(b).
“Environmental, Health and Safety Requirements” means any Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or any other material that is (a) listed, defined, regulated or controlled as a “hazardous substance,” “hazardous waste,” “toxic substance,” “pollutant,” “contaminant” or any other term of similar import under any Environmental, Health and Safety Requirement, including petroleum, friable asbestos and polychlorinated biphenyls or (b) any substance or condition that is toxic, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic or otherwise hazardous to the environment or public health, including radiation, noise, odors, mold or microbial agents (collectively, “Hazardous Material”).
“Equity Interest” means any share, capital stock, partnership interest, limited liability company interest, membership interest, joint venture interest or similar interest in any Person and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, as amended, supplemented or substituted therefor from time to time.
“Escrow Agent” has the meaning specified in Section 2.5(a)(ii).
“Escrow Agreement” has the meaning specified in Section 8.2.
“Escrow Amount” means an amount equal to $6,000,000.

“Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including any amount of interest actually earned.
“Escrow Shortfall” has the meaning specified in Section 2.6(h).
“Estimated Closing Date Cash” has the meaning specified in Section 2.6(a).
“Estimated Closing Date Company Transaction Expenses” has the meaning specified in Section 2.6(a).
“Estimated Closing Date Funded Debt” has the meaning specified in Section 2.6(a).
“Estimated Closing Date Net Working Capital” has the meaning specified in Section 2.6(a).
“Estimated Closing Statement” has the meaning specified in Section 2.6(a).
“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) the Estimated Closing Date Net Working Capital, minus (ii) $10,400,000.
“Execution Announcement” has the meaning specified in Section 13.11.
“Existing Representation” has the meaning specified in Section 13.16(a).
“Final Allocation” has the meaning specified in Section 8.4(b).
“Financial Statements” has the meaning specified in Section 4.8(a).
“Founder Names” has the meaning specified in Section 8.5.
“Fraud” means common law fraud under applicable Law in the making of a representation or warranty contained in this Agreement or in the certificate contemplated by Section 2.3(a)(iv) or Section 2.3(b)(ii).
“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Due Authorization), Section 3.6 (Brokers’ Fees), the first sentence of Section 4.1 (Organization of the Company), the second sentence of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).
“Funded Debt” means, with respect to the Company and its consolidated Subsidiaries as of any date, without duplication, (a) all indebtedness for borrowed money (including, for the avoidance of doubt, and without duplication, (x) all obligations under that certain Credit Agreement, dated as of October 4, 2019, by and among Wells Fargo Bank, National Association, as Lender, Cremo Company, LLC, as a Borrower, and the Guarantors party thereto (the “ABL

Facility”), (y) all obligations under that certain U.S. Small Business Administration Note, dated as of April 20, 2020, by and among Cremo Company, LLC, as Borrower, and Mission Valley Bank, as Lender, entered into under the CARES Act (the “PPP Loan”) and (z) all of the Payoff Amounts), (b) all obligations evidenced by any note, bond, indenture, debenture or other similar instrument, together with accrued and unpaid interest thereon and any premiums, penalties (including in respect of prepayment) and fees owing in respect thereof, (c) all indebtedness for the deferred purchase price of assets, properties or services with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, (d) all capitalized lease obligations, which shall be determined in accordance with the Accounting Principles, (e) all obligations under any derivative financial instruments, including any interest rate or currency swap transactions, hedging agreements or similar arrangements (valued at the termination value thereof), (f) obligations under any letter of credit, bonds or surety obligations, banker’s acceptance or similar credit transactions, in each case, to the extent drawn, (g) conditional sale obligations and obligations under any title retention agreement, (h) obligations in the nature of guarantees of any indebtedness or obligations specified in clauses (a) through (g) above, (i) any obligations in respect of interest, prepayment premiums, fees, costs, expenses or penalties (including early termination or repayment penalties) related to indebtedness or obligations specified in clauses (a) through (g) above and (j) any (1) income Taxes of the Company or any of its Subsidiaries (or for which the Company or any of its Subsidiaries are liable, excluding, for the avoidance of doubt, income Taxes imposed on the purchase and sale of the Company Units pursuant to this Agreement) imposed in respect of any Pre-Closing Tax Period, which Taxes are (A) unpaid as of the Closing Date and (B) required to be accrued, in accordance with GAAP and the Accounting Principles (and determined (x) as though the relevant taxable period of the Company and its Subsidiaries ended as of the close of business on the Closing Date, (y) to the extent not inconsistent with GAAP or the Accounting Principles, in a manner consistent with the past practice of the Company and its Subsidiaries and (z) taking into account any Transaction Tax Deductions in accordance with Section 8.4(c)) and (2) payroll Taxes with respect to any Pre-Closing Tax Period that have been deferred pursuant to the CARES Act; provided, however, that Funded Debt shall not include (i) trade payables or accruals incurred in the ordinary course of business and (ii) any liabilities related to inter-company debt between the Company or one or more of its Subsidiaries, on the one hand, and the Company and one or more of its Subsidiaries, on the other hand (clauses (i) and (ii) collectively, the “Funded Debt Exclusions”).
“Funded Debt Exclusions” has the meaning specified in the definition of “Funded Debt”.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, instrumentality, court, tribunal or Taxing Authority.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” has the meaning specified in the definition of “Environmental, Health and Safety Requirements.”
“Holder Representative Excess Amount” has the meaning specified in Section 11.2.
“Holder Representative Expenses” means the aggregate amount of the fees and expenses incurred, or that may in the future be incurred, by the Joint Holder Representatives on behalf of the Company (prior to the Closing) and the holders of the Company Units in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or otherwise in their capacity as the Joint Holder Representatives.
“Holder Representative Fund” means $500,000.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Improvements” has the meaning specified in Section 4.19(d).
“Indemnified Person” has the meaning specified in Section 7.1(c).
“Intellectual Property” means any of, and all rights associated with or arising under, the following: (i) patents, including design and utility patents and patent applications; (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, and any other indicia of origin; (iii) registered and unregistered copyrights, and applications for registration of copyright (“Copyrights”); (iv) internet domain names, URLs, social media accounts and handles (“Internet Properties”); (v) anything that would constitute a “trade secret” under applicable Law (“Trade Secrets”); (vi) formulations; (vii) rights of privacy, publicity and personality; and (viii) and any equivalent intellectual property rights in any jurisdiction.
“Interim Financial Statements” has the meaning specified in Section 4.8(a).
“Internet Properties” has the meaning specified in the definition of “Intellectual Property.”
“IRS” means the Internal Revenue Service.
“IT Assets” has the meaning specified in Section 4.20(i).
“Joint Holder Representatives” has the meaning specified in Section 11.1.
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased by the Company or any of its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.
“Litigation” has the meaning specified in Section 4.10(a).
“Majority Holders” has the meaning specified in Section 11.1.
“Material Adverse Effect” means, (i) with respect to the Company, any fact, change, effect, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, consolidated results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company pursuant to this clause (i): (A) any change in Law, regulatory policies, binding accounting standards or principles (including GAAP) or any binding interpretation thereof, (B) any change in interest rates or economic, political, regulatory, business or financial market conditions generally (including any changes in credit, currency, financial, commodities, securities or banking markets), (C) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates, (D) the public announcement, pendency or consummation of the transactions contemplated hereby (other than with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the announcement, pendency or consummation of the transactions contemplated hereby); (E) any action taken or not taken at the express written request of Buyer or as expressly required by the terms of this Agreement; (F) any natural disaster, pandemic (including COVID-19), epidemic, disease, acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions or other force majeure events, or (G) any failure of the Company or its Subsidiaries to meet any projections or forecasts (provided that this clause (G) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); except, in the case of clauses (A), (B), (C) and (F) above, to the extent that any such fact, change, effect, event, occurrence or circumstance has a disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other businesses in the industries in which the Company and its Subsidiaries operate, in which case such fact, change, effect, event, occurrence or circumstance may be taken into account to the extent of the disproportionate effect on the Company and its Subsidiaries; and (ii) with respect to Buyer, any Seller or the Company, as applicable, any fact, change, effect, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of such party, in a timely manner, to enter into, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
“Material Customers” has the meaning specified in Section 4.24(a).
“Material Suppliers” has the meaning specified in Section 4.24(b).

“Member” means each Person who holds Membership Interests in the Company in accordance with the terms of the Company LLC Agreement, so long as such Person holds any Membership Interests; and “Members” means such Persons collectively.
“Members’ Approval” means the vote, consent or approval of Members whose aggregate percentage interest in the Company exceed Fifty Percent (50%) of all interests in the Company.
“Membership Interests” has the meaning specified in the Company LLC Agreement.
“Net Working Capital” means, as of any date and time: (i) the consolidated current assets of the Company and its Subsidiaries, which current assets shall include only the line item categories specifically identified on Annex A, as of such date and time minus (ii) the consolidated current liabilities of the Company and its Subsidiaries, which current liabilities shall include only the line item categories specifically identified on Annex A, as of such date and time, in each case, determined in accordance with the Accounting Principles and excluding (u) Cash, (v) Funded Debt, (w) Company Transaction Expenses, (x) Funded Debt Exclusions, (y) Holder Representative Expenses, and (z) deferred Tax liabilities and deferred Tax assets.
“Non-GAAP Policy” has the meaning specified in the definition of “Accounting Principles.”
“Open Source Software” means any Software that is licensed pursuant to a license (an “Open Source License”) that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.
“Parent” has the meaning specified in the preamble hereto.
“Pass-Through Tax Contest” has the meaning specified in Section 8.4(e).
“Pass-Through Tax Return” means any income Tax Return filed by, or with respect to, the Company and its Subsidiaries to the extent that (a) the Company or any Subsidiary is treated as a pass-through entity for purposes of such Tax Return and (b) the results of the operations reflected on such Tax Return are required to be reported on the income Tax Return of the Company’s members or the direct or indirect owners (if any) of any Company member (including, for the avoidance of doubt, IRS Form 1065 and Schedule K-1).
“Payoff Amounts” has the meaning specified in Section 2.5(a)(iv).
“Payoff Debt” means all obligations of the Company or any of its Subsidiaries under (a) the ABL Facility, (b) the PPP Loan (unless, prior to the Closing Date, the Company delivers to Buyer a written certification stating that the PPP Loan is (x) eligible for forgiveness pursuant to its terms and the CARES Act and (y) the subject of a validly filed pending forgiveness application with Mission Valley Bank) and (c) any other Funded Debt incurred by the Company or any of its Subsidiaries on or following the date hereof and prior to the Closing in compliance with Section 6.1(a)(x)(a) hereof.
“Payoff Letters” has the meaning specified in Section 2.5(b)(ii).
“Payout Schedule” has the meaning specified in Section 2.4(c).
“Permits” means any license, permit, authorization, certificate of authority, qualification, consent, approval, registration or similar document or authority that has been issued or granted by any Governmental Authority.
“Permitted Liens” means, with respect to any Person and its Subsidiaries, (i) mechanic’s, materialman’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings in the ordinary course of business and for which adequate reserves are maintained on the financial statements of such Person in accordance with GAAP, (ii) Liens for Taxes not yet overdue or which are being contested in good faith through appropriate proceedings and for which adequate reserves are maintained on the financial statements of such Person in accordance with GAAP, (iii) Liens on real property (including easements, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the use or occupancy of such real property or the operation of such Person, (iv) with respect to Liens of the Company and its Subsidiaries, to the extent terminated no later than the Closing in connection with the payment of Funded Debt secured by such Liens pursuant to Section 2.5, (v) Liens securing obligations of the Company or its Subsidiaries with respect to such Funded Debt, (vi) non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business and that would not reasonably be expected to impair the business or operations of the Company or its Subsidiaries as currently conducted and (vii) Liens described on Schedule 1.1.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Data” means any data or information that directly or indirectly identifies a natural person or that otherwise constitutes “personal data,” “personally identifiable information,” or “personal information” under any applicable Privacy Law.
“Physical Inventory Count” has the meaning specified in Section 2.6(a).
“Post-Closing Covenants” has the meaning specified in Section 12.1.
“Post-Closing Matter” has the meaning specified in Section 13.16(a).
“Post-Closing Representation” has the meaning specified in Section 13.16(a).
“PPP Loan” has the meaning specified in the definition of “Funded Debt.”

“Pre-Closing Designated Persons” has the meaning specified in Section 13.16(b).
“Pre-Closing Privileges” has the meaning specified in Section 13.16(b).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Prior Company Counsel” has the meaning specified in Section 13.16(a).
“Privacy Law” means, to the extent applicable to the Company, any Law relating to the collection, use, storage, processing, retention, transfer (including, without limitation, any transfer across national borders), or disclosure of Personal Data, including the California Consumer Privacy Act.
“Proceedings” means any action, suit, proceeding, arbitration, investigation, hearing or litigation (whether civil or criminal), at law or in equity, brought, commenced, conducted or heard by or otherwise involving any Governmental Authority or arbitrator.
“Purchase Price” has the meaning specified in Section 2.4(a).
“Real Property Leases” has the meaning specified in Section 4.19(b).
“Reference Balance Sheet” means the latest consolidated balance sheet included within the Financial Statements.
“Registered Company Intellectual Property” has the meaning specified in Section 4.20(a).
“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, depositing, dispersing, leaching, migration or dumping of a Hazardous Material.
“Remedies Exception” has the meaning specified in Section 4.3.
“RWI Policy” has the meaning specified in Section 7.5.
“Schedules” means the Company Schedules and the Buyer Schedules, collectively.
“Security Incident” has the meaning specified in Section 4.20(l).
“Seller” and “Sellers” have the meanings specified in the recitals hereto.
“Seller Related Party” with respect to a Seller means the Seller and its Affiliates and its (if the Seller is an entity) and their respective directors, officers, employees, equityholders, partners, members, agents and representatives.
“Seller Releasing Party” and “Seller Releasing Parties” have the meanings specified in Section 12.3(b).

“Software” means computer software in any form, including in source code, object code, and scripts, and including all associated documentation and data.
“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date. In the case of any Straddle Period, Taxes shall be apportioned to the Pre-Closing Tax Period (i) in the case of real, personal and intangible property Taxes, on a daily pro rata basis and (ii) in the case of any other Taxes, computed based on an interim closing of the books as if such period ended on the close of the Closing Date.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or Equity Interests is owned, directly or indirectly, by such Person.
“Tax Proceeding” means any inquiry, claim, assessment, audit, examination, contest, litigation or other Proceeding with respect to Taxes.
“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments, schedules, and supplements of any of the foregoing.
“Taxes” means all federal, state, local, foreign or other tax, including all income, gross receipts, license, lease, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, ad valorem, value-added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, production, transfer, registration, service, alternative or add-on minimum, estimated tax or any other tax, governmental fee or other like assessment or charge, and including any interest, penalty or addition thereto, in each case, whether disputed or not.
“Taxing Authority” means any Governmental Authority charged with the determination, assessment or collection of any Tax.
“Terminating Buyer Breach” has the meaning specified in Section 10.1(c)(i).
“Terminating Company Breach” has the meaning specified in Section 10.1(b)(i).
“Termination Date” has the meaning specified in Section 10.1(b)(iii).
“Termination Fee” has the meaning specified in Section 10.2(c).
“Trade Secrets” has the meaning specified in the definition of “Intellectual Property.”
“Transaction Related Matters” has the meaning specified in Section 12.3(a).
“Transaction Tax Deductions” means all Tax deductions or losses of the Company and any of its Subsidiaries resulting from the payment of the following amounts related to the transactions contemplated by this Agreement, without duplication: (i) any Company Transaction

Expense, (ii) any severance or termination compensation or benefits payable in connection with the consummation of the transactions contemplated by this Agreement to any employee, independent contractor, director or manager of the Company or its Subsidiaries who is terminated at or prior to Closing by or at the request of Buyer (including the employer portion of any associated payroll, social security, excise or other Taxes related to any such payments), or (iii) any fees, expenses, prepayment premiums and penalties paid or payable with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing costs incurred by the Company or any of its Subsidiaries with respect to the Closing Payoff. For purposes of determining Transaction Tax Deductions, the safe harbor election set forth in IRS Revenue Procedure 2011-29 shall be applied to determine the amount of any deductions attributable to the payment of any success-based fees.
“Transfer Taxes” has the meaning specified in Section 8.4(h).
“Transition Period” has the meaning specified in Section 8.5.
Unaudited Financial Statements” has the meaning specified in Section 4.8(a).
1.2 Construction.
(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and not any particular section or paragraph of this Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Annex” refer to the specified Article or Section of, or Schedule or Annex to, this Agreement; (v) the word “including” shall mean “including, without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the words “include,” “including” and “or” shall be deemed to be followed by the words “without limitation.”
(b)Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder.
(d)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(e)The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
(f)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)All amounts payable pursuant to this Agreement shall be paid in U.S. dollars, and all references to “$” or “dollars” shall mean the lawful currency of the United States of America.
(h)The phrases “provided to Buyer” or “made available to Buyer” or words of similar import, mean making the referenced materials available to Buyer or its representatives, including in the online data room hosted by Donnelley Financial, LLC in connection with the transactions contemplated hereby at least one (1) Business Day prior to the date of this Agreement.
(i)All references to the preamble, recitals, Sections, Articles, Exhibits or Schedules are to the preamble, recitals, Sections, Articles, Exhibits or Schedules of or to this Agreement.
(j)The parties hereto have participated jointly in the negotiation and drafting of this Agreement, with the advice and review of sophisticated counsel of each of their choosing, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto to express their mutual intent and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement, nor any rule of strict construction be applied against any party.
1.3 Knowledge. As used herein: the phrase “to the knowledge” of the Company shall mean the actual knowledge of Kelli Bennett, Matthew Biggins, Mike Boone, James Harrington, Matthew Kowalec, Kyle Schroeder, and Bobby Lee Terrell Jr.; the phrase “to the knowledge” of Buyer shall mean the actual knowledge of the individuals set forth on Schedule 1.3; and the phrase “to the knowledge” of the Seller shall mean the actual knowledge of such Seller, where such Seller is an individual, or the actual knowledge of its executive officers, where such Seller is an entity.
ARTICLE II
PURCHASE AND SALE

2.1 Purchase and Sale of the Company Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer or its permitted assignee will purchase, acquire and accept from each Seller, and each Seller will sell, assign, transfer, convey and deliver to Buyer or its permitted assignee, free and clear of all Liens (other than Liens pursuant to applicable securities Laws), all of such Seller’s right, title and interest in and to the Company Units held by such Seller for such Seller’s portion of the Purchase Price (as further set forth below), provided that the Company Units sold by the Sellers at the Closing shall collectively constitute one hundred percent of the outstanding equity interests of the Company.
2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall occur remotely via exchange of documents and signatures by means of electronic mail or other electronic transmission, at 10:00 a.m. (Pacific time) on the date which is four (4) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) or such other time and place as Buyer and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. The effective time of the Closing will be 11:59 p.m. (Pacific time) on the day immediately prior to the Closing Date. All proceedings to be taken and all documents to be executed and delivered by all parties to this Agreement at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.
2.3 Deliveries at Closing.
(a)Deliveries by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:
(i)executed instruments of assignment with respect to the Company Units, in customary form and substance, and appropriate evidence of book entry transfer of the Company Units to Buyer, each in a form reasonably acceptable to Buyer;
(ii)copies of the Escrow Agreement duly executed by the Company and the Joint Holder Representatives;
(iii)a duly executed IRS Form W-9 in respect of each Seller (or, if such Seller is treated as a disregarded entity for U.S. federal income tax purposes, the direct or indirect regarded owner of such Seller); and
(iv)a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Sections 9.2(a) and 9.2(b) have been fulfilled.
(b) Deliveries by Buyer. At the Closing, Buyer shall pay or cause to be paid the Closing Date Purchase Price and the other payments set forth in Section 2.5, in each case in accordance with the provisions set forth in Section 2.5, and shall deliver or cause to be delivered the following:
(i)to the Company and the Joint Holder Representatives, a duly executed copy of the Escrow Agreement; and
(ii)to the Company, a certificate signed by an officer of Buyer, dated as of the Closing Date, certifying that the conditions specified in Sections 9.3(a) and 9.3(b) have been fulfilled.

2.4 Purchase Price.
(a)The “Purchase Price” is equal to $235,000,000 in cash, subject to adjustment as set forth herein.
(b)The “Closing Date Purchase Price” shall consist of the Purchase Price, plus (i) the Estimated Net Working Capital Adjustment Amount, less (ii) the Estimated Closing Date Funded Debt, less (iii) the Estimated Closing Date Company Transaction Expenses, plus (iv) the

Estimated Closing Date Cash, less (v) the Holder Representative Fund, less (vi) the Escrow Amount.
(c)No later than three (3) Business Days prior to the Closing Date, (i) the Company’s managers shall prepare a schedule (the “Capital Schedule”) showing the number of Company Units held by each Seller immediately prior to the Closing Date, which schedule shall be final, binding and conclusive on the parties hereto and (ii) based on such Capital Schedule, the Joint Holder Representatives shall deliver to Buyer a schedule (the “Payout Schedule”) showing the Applicable Percentage (and actual amount) of the Closing Date Purchase Price to be distributed among the Sellers. Such Payout Schedule shall be final, binding and conclusive upon all Sellers.
2.5 Payments.
(a)At the Closing, Buyer shall, or shall cause its permitted assignee to, pay the following by wire transfer of immediately available funds:
(i)the Closing Date Purchase Price to the Joint Holder Representatives, to the account specified in writing by the Joint Holder Representatives to Buyer prior to the Closing, for distribution to the Sellers in accordance with their Applicable Percentages (it being understood that Buyer shall have no obligation to pay the Closing Date Purchase Price directly to the Sellers);
(ii)the Escrow Amount to Mitsubishi UFJ Financial Group, Inc. (or such other Person as may be agreed between Buyer and the Joint Holder Representatives), as escrow agent of the parties hereto (the “Escrow Agent”), to be held in escrow in accordance with the terms of the Escrow Agreement;
(iii)the Company Transaction Expenses to the intended beneficiaries thereof, as identified and directed by the Company to Buyer in writing prior to the Closing (it being understood and expressly agreed by each party to this Agreement that Buyer may rely upon the accuracy and correctness of the identities of such beneficiaries to pay the Company Transaction Expenses, and in no event will Buyer have any liability to any Person, including any Seller, on account of such payments made to such beneficiaries);
(iv)the amounts payable pursuant to the Payoff Letters (the “Payoff Amounts”) to the intended beneficiaries thereof as set forth in the applicable Payoff Letter (it being understood and expressly agreed by each party to this Agreement Buyer may rely upon the accuracy and correctness of the identities of such beneficiaries to make the Payoff Amounts and in no event will Buyer have any liability to any Person, including any Seller, on account of such payments made to such beneficiaries); and
(v)the Holder Representative Fund to an account or accounts as identified in writing by the Joint Holder Representatives to Buyer prior to the Closing.

(b) At the Closing, the Company shall terminate, or cause to be terminated, the definitive documentation relating to, and all obligations (other than such obligations which customarily survive such payoff), commitments, guarantees and liens in respect of, the Payoff Debt (such termination, together with such payments as are required by Section 2.5(a)(iv), the “Closing Payoff”). In order to facilitate the Closing Payoff, the Company shall (i) timely deliver all notices and take all other actions required pursuant to the Payoff Debt to effect the Closing Payoff, (ii) obtain and deliver to Buyer at least three (3) Business Days prior to the Closing Date customary payoff and termination documentation with respect to the Payoff Debt, in form and substance reasonably satisfactory to Buyer (collectively, the “Payoff Letters”), and (iii) make customary arrangements for the lenders in respect of the Payoff Debt (or their agent, if applicable) to deliver, file and make effective, as applicable, no later than the Closing (but subject to receipt of the Payoff Amounts), all related encumbrance and guarantee releases, possessory collateral and other customary release documentation in form and substance reasonably satisfactory to Buyer.
2.6 Closing Date Purchase Price Adjustment.
(a)Estimated Closing Date Statement. Not less than four (4) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Buyer a reasonably detailed written statement (the “Estimated Closing Statement”) setting forth its good faith estimate of (i) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (ii) Closing Date Funded Debt (“Estimated Closing Date Funded Debt”), (iii) Closing Date Company Transaction Expenses (“Estimated Closing Date Company Transaction Expenses”), (iv) Closing Date Cash (“Estimated Closing Date Cash”), (v) the Estimated Net Working Capital Adjustment Amount, and (vi) the Closing Date Purchase Price. If requested by Buyer, the Company shall use its reasonable best efforts to permit the Buyer and the Company to jointly perform a count of all raw material, components, work-in-process, finished goods, in-transit and other inventory of the Company (“Physical Inventory Count”) and its Subsidiaries prior to the Closing Date and the Estimated Closing Date Net Working Capital shall, if such a Physical Inventory Count has been conducted, reflect the outcome of such Physical Inventory Count. In connection with such Physical Inventory Count, the Company shall use its reasonable best efforts to provide Buyer and its representatives with reasonable access to the Company’s facilities, books and records, during normal business hours, in such manner as to not interfere with the normal operation of the business of the Company and, with respect to third party facilities, to the extent the Company has (after the exercise of its commercially reasonable efforts) the legal and/or contractual right to do so. In addition to the Company’s obligation under Section 6.6(b), the parties agree to work together in good faith in order to develop procedures to permit the conduct of such Physical Inventory Count, subject to the limitations of the Company’s legal and contractual rights with respect to third parties in possession or control of the Company’s inventory, and to any COVID-19 Measures or related bona fide legal restrictions. In the period between delivery of the Estimated Closing Statement and the date which is two (2) Business Days prior to the Closing Date, Buyer and its accountants and other representatives shall be permitted reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the business of the Company, to review the Company’s books and records and any work papers (subject to Buyer and its representatives entering into any reasonable and customary undertakings required by the Company’s accountants in connection therewith) related to the preparation of the Estimated

Closing Statement. Buyer and its accountants and other representatives may make reasonable inquiries of the Company and its accountants and employees regarding questions concerning or disagreements with the Estimated Closing Statement arising in the course of their review thereof, and the Company shall use its commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. The Company shall consider in good faith Buyer’s comments regarding the contents of the Estimated Closing Statement that are received no later than two (2) Business Days prior to the Closing Date. Seller shall issue an updated Estimated Closing Statement reflecting such of Buyer’s comments as Seller does not dispute no later than one (1) Business Day prior to the Closing Date, and any such revised Estimated Closing Statement (if any) shall then constitute the Estimated Closing Statement (it being understood, for the avoidance of doubt, that any failure of Buyer to dispute any item or aspect of the Estimated Closing Statement pursuant to this paragraph shall not preclude Buyer from exercising any other rights under this Agreement).
(b)Adjustment Amount. As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, Buyer shall prepare and deliver to the Joint Holder Representatives (i) a reasonably detailed statement (the “Closing Statement”) setting forth Buyer’s calculation of Net Working Capital as of immediately prior to the Closing (“Closing Date Net Working Capital”), (ii) a calculation of the Funded Debt as of the Calculation Time (“Closing Date Funded Debt”), (iii) a calculation of the Company Transaction Expenses as of immediately prior to the Closing (“Closing Date Company Transaction Expenses”), (iv) a calculation of Cash as of the Calculation Time (“Closing Date Cash”), and (v) the Adjustment Amount (if any), in each case, calculated in accordance with the Accounting Principles.
(c)Each of the Estimated Closing Statement and the Closing Statement shall be prepared, and each determination set forth on each such statement shall be determined, in accordance with the Accounting Principles; provided, however, that each of the Estimated Closing Date Net Working Capital and the Closing Date Net Working Capital shall be calculated in accordance with the accounting principles, practices, procedures, policies and methods that are used in the sample calculation of Net Working Capital set forth on Annex A.
(d)For purposes of complying with this Section 2.6, Buyer, on the one hand, and the Company and the Joint Holder Representatives, on the other hand, shall (and the Company shall cause its Subsidiaries to) cooperate with and make available to the other and their respective representatives reasonable access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the preparation of the Closing Statement and the resolution of any disputes thereunder.
(e)If the Joint Holder Representatives shall disagree in good faith with the calculation of the Adjustment Amount (or any component thereof), they shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, including the basis therefor, within forty-five (45) days after receipt of the Closing Statement, and any item or amount not specifically so disputed shall be deemed accepted as set forth in the Closing Statement. In the event that the Joint Holder Representatives do not provide a notice of disagreement within such forty-five (45)-day period, the Joint Holder Representatives and Buyer shall be deemed to have agreed to the Closing Statement and the calculation of the Adjustment Amount (and each component thereof) delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any notice of disagreement is timely provided, Buyer and the Joint Holder Representatives shall use reasonable best efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Adjustment Amount (and each component thereof). If such disputed matters are resolved within such fifteen (15)-day period, then the Closing Statement, with such changes as may have been previously agreed in writing by the Joint Holder Representatives and Buyer, shall be deemed final, conclusive and binding on the parties for all purposes. If, at the end of such period, the Joint Holder Representatives and Buyer are unable to resolve any disputed item in the notice of disagreement, then any such remaining disagreements shall be resolved by KPMG US LLP or, if such firm is unable or unwilling to serve in such capacity, such other nationally recognized independent accounting or financial consulting firm of recognized national standing to be mutually agreed in writing by Buyer and the Joint Holder Representatives (such firm, subject to the following proviso, the “Auditor”); provided, that if the Joint Holder Representatives and Buyer cannot agree on such alternative Auditor, the Joint Holder Representatives and Buyer shall each select a nationally recognized independent accounting or financial consulting firm, and such accounting or consulting firms shall jointly select a third nationally recognized independent accounting or financial consulting firm to serve as the Auditor. Each of Buyer and the Joint Holder Representatives shall promptly (and in any event, within fifteen (15) days after the engagement of the Auditor) provide their respective assertions (and any supporting documentary evidence) regarding the Adjustment Amount (or any component thereof) and, to the extent relevant thereto, the Closing Statement in writing to the Auditor and to each other; provided, that no party shall disclose to the Auditor any settlement discussions (or the contents thereof) between the parties without the prior written consent of the other party. The Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the parties hereto agree should not be later than thirty (30) days following the day on which the disagreement is referred to the Auditor). The Auditor shall act as a neutral arbitrator and shall resolve only the disputed items that have been referred to it pursuant to this Section 2.6(e) and solely in accordance with the procedures (including the definitions of the defined terms used in Section 2.6) set forth in this Agreement. The Auditor shall base its determination solely on the written submissions of the parties and shall not conduct an independent investigation, and shall solely determine the extent (if any) to which the Adjustment Amount (and any component thereof) require adjustment (only with respect to the remaining disagreements submitted to the Auditor) in order to be determined in accordance with Section 2.6(b) (including the definitions of the defined terms used in Section 2.6) as specified in this Agreement, and may not resolve any disputed matter of Law or fact, except to correct plain error. There will be no ex parte communications between the Joint Holder Representatives or Buyer and the Auditor, other than written answers by the Joint Holder Representatives or Buyer to written questions of the Auditor (copies of which shall be provided simultaneously to Buyer or the Joint Holder Representatives, as applicable), but each of the Joint Holder Representatives and Buyer shall have the right to reply in writing to the written presentation of the other within five (5) days after its receipt of the other’s written presentation. The Auditor shall, and the parties shall instruct the Auditor to, make all determinations in accordance with the Accounting Principles (notwithstanding the availability of other accounting methods, policies, practices and/or procedures under GAAP or otherwise). The Auditor, in resolving any disputed items, shall not assign to any disputed item a value greater than the greatest value for such disputed item assigned by Buyer or the Joint Holder Representatives, or less than the smallest value for such disputed item assigned by Buyer or the Joint Holder Representatives. The determination of the Auditor shall be final, conclusive and binding on the parties, absent fraud or manifest error or failure to comply with instructions required to be issued under this Section 2.6(e). The date on which the Adjustment Amount (and each component thereof) is finally determined in accordance with this Section 2.6(e) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne equally between Buyer, on the one hand, and the Joint Holder Representatives as a Holder Representative Expense, on the other hand.
(f)The “Adjustment Amount,” which may be positive or negative, shall mean (i) Closing Date Net Working Capital (as finally determined in accordance with Section 2.6(e)) minus Estimated Closing Date Net Working Capital; plus (ii) Estimated Closing Date Funded Debt minus Closing Date Funded Debt (as finally determined in accordance with Section 2.6(e)); plus (iii) Estimated Closing Date Company Transaction Expenses minus Closing Date Company Transaction Expenses (as finally determined in accordance with Section 2.6(e)); and plus (iv) Closing Date Cash (as finally determined in accordance with Section 2.6(e)) minus Estimated Closing Date Cash.
(g)If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, (i) Buyer shall pay such Adjustment Amount to the Joint Holder Representatives (for further distribution to the Sellers in accordance with such Sellers’ Applicable Percentages, it being understood that Buyer shall have no obligation to pay any such Adjustment Amount directly to the Sellers) and (ii) Buyer and the Joint Holder Representatives shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Escrow Amount to the Sellers in accordance with each Seller’s Applicable Percentage.
(h)If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date: (i) if the Deficit Amount is less than the amount of the Escrow Funds, the Escrow Agent shall pay from the Escrow Funds to (x) Buyer an amount equal to the Deficit Amount and (y) the Sellers (each in accordance with such Seller’s Applicable Percentage) the difference between the Escrow Funds and the Deficit Amount, or (ii) if the Deficit Amount is greater than the amount of the Escrow Funds (the excess of the Deficit Amount over the amount of the Escrow Funds being the “Escrow Shortfall”), (x) the Escrow Agent shall pay the Escrow Funds to Buyer, and (y) each Seller shall pay to Buyer, pro rata based on their Applicable Percentage, the Escrow Shortfall. Upon a determination that there exists a Deficit Amount, each of Buyer and the Joint Holder Representatives shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Escrow Funds in accordance with this Section 2.6(h).

(i)If the Adjustment Amount is zero, Buyer and the Joint Holder Representatives shall, within three (3) Business Days following the Determination Date, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Escrow Amount to the Sellers in accordance with each Seller’s Applicable Percentage.
(j)The payment of any Adjustment Amount pursuant to this Section 2.6 shall be treated as an adjustment to the purchase price for all Tax purposes and shall be reported in a manner consistent therewith by Buyer, the Company, the Joint Holder Representatives and the Sellers (including, without limitation, in any Tax Proceeding), unless otherwise required by applicable Law or pursuant to a “determination” within the meaning of Section 1313 of the Code. For the avoidance of doubt, the Allocation shall apply to any Adjustment Amount.
(k)Buyer agrees that the adjustments to the Estimated Closing Date Net Working Capital and the dispute resolution provisions provided for in this Section 2.6 shall be the exclusive remedies for the matters addressed by this Section 2.6, provided that this provision shall not prohibit Buyer or Joint Holder Representatives from instituting litigation to enforce any final determination of the Adjustment Amount by the Auditor in any court of competent jurisdiction in accordance with Section 13.13.

2.7 Withholding. Each of Buyer, the Company, the Joint Holder Representatives, and the Escrow Agent (and their respective Affiliates) shall be entitled to deduct and withhold from any payment under this Agreement or the Escrow Agreement such amounts as it is required by applicable Law to deduct or withhold with respect to the making of such payment. Except with respect to any withholding or deduction required as a result of the failure to deliver any certificate described in Section 2.3(a)(iii), before making any such deduction or withholding, Buyer shall promptly provide the Joint Holder Representatives notice of its intention to make such deduction or withholding and, in reasonable detail, the authority, basis and method of calculation for the proposed deduction or withholding (and Buyer shall use commercially reasonable efforts to provide such notice at least ten (10) days prior to making such deduction or withholding). Buyer shall provide the Joint Holder Representatives and the applicable Sellers with a reasonable opportunity to obtain reduction of or relief from such deduction or withholding from the applicable Taxing Authority and/or execute and deliver to or file with such Taxing Authority and/or Buyer such affidavits, certificates and other documents as may reasonably be expected to afford the applicable Seller reduction of or relief from such deduction or withholding. Buyer and the Company shall cooperate with the Joint Holder Representatives and the applicable Seller to obtain such reduction of or relief from such deduction or withholding, provided that Buyer shall not be required to incur any unreimbursed expense. To the extent that any such amounts are so deducted or withheld by any Person under this Section 2.7, such Person shall timely and properly remit such amounts to the applicable Taxing Authority and such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such amounts were deducted and withheld. As of the date hereof, Buyer has no plan or intention of deducting or withholding, or causing to be deducted or withheld, any amounts with respect to any payments to be made under this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to Buyer as follows:
3.1 Organization. Such Seller, if an entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own or lease its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.
3.2 Due Authorization. Such Seller has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Seller and no other proceeding (including, if such Seller is an entity, by its equityholders) on the part of such Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and (assuming that this Agreement constitutes a legal, valid and binding obligation of the other parties hereto), constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Remedies Exception.
3.3 Consents and Approvals; No Violations.
(a)No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of such Seller with respect to such Seller’s execution or delivery of this Agreement or the consummation by the Seller of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, or (ii) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to interfere in any material respect with such Seller’s ownership of its Company Units, or otherwise prevent or materially delay the consummation of the transactions contemplated hereby.
(b)Except as set forth on Schedule 3.3(b), the execution and delivery of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby do not, and will not as of the Closing, (i) violate any provision of, or result in the breach of, any applicable Law to which the Seller is subject or by which any property or asset of the Seller is bound, (ii) if the Seller is an entity, conflict with the organizational documents of the Seller, (iii) violate any provision of or result in a breach of, or require a consent under, any Contract, or terminate or result in the termination of any Contract, or result in the creation of any Lien upon any of the properties or assets of the Seller, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or (iv) result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or violate any Governmental Order, judgment or decree applicable to the Seller, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, (x) be material to such Seller’s ownership of its Company Units, or (y) otherwise prevent or materially delay the consummation of the transactions contemplated hereby.

3.4 Title to the Company Units; Ownership by Sellers. Such Seller owns, and will own as of immediately prior to the Closing, the Company Units set forth across from such Seller’s name on Schedule 4.6, both of record and beneficially, and such Seller has, and will have as of immediately prior to the Closing, good, valid and marketable title to such Company Units, free and clear of all Liens (other than Liens pursuant to applicable securities Laws). Upon the delivery of and payment for the Company Units set forth across from such Seller’s name on Schedule 4.6 in accordance with the terms of this Agreement, at the Closing each Seller will transfer to Buyer, and Buyer will acquire, good, valid and marketable title to, such Company Units, free and clear of all Liens (other than Liens pursuant to applicable securities Laws).
3.5 Litigation. There is no pending Litigation or investigations or, to the knowledge of such Seller, threatened Litigation or investigations, in each case, before or by any Governmental Authority against the Seller that would reasonably be expected to be material to such Seller’s ownership of his, her or its Company Units, or otherwise prevent or materially delay the Closing. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Seller or any of his, her or its properties or assets that would reasonably be expected to be material to such Seller’s ownership of his, her or its Company Units, or otherwise prevent or materially delay the Closing.
3.6 Brokers’ Fees. No broker, finder, investment banker or similar agent has been employed by or on behalf of such Seller and no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer, the Company or any of its Subsidiaries would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by such Seller.
3.7 No Additional Representations or Warranties. Except as provided in this Article III or in Article IV (with respect to the Company) or in any certificate or agreement delivered at Closing, none of the Sellers nor any of their respective Affiliates, managers, directors, officers, employees, stockholders, partners, members, agents or representatives have made, or are making, any representation or warranty whatsoever to Buyer or its Affiliates, managers, directors, officers, employees, stockholders, partners, members, agents or representatives, oral or written, express or implied, and each Seller hereby disclaims any such other representations and warranties. Except as provided in this Article III or in Article IV (with respect to the Company) or in any certificate or agreement delivered at Closing, none of the Sellers nor any of their respective Affiliates, managers, directors, officers, employees, stockholders, partners, members, agents or representatives shall be liable in respect of the accuracy or completeness of any information provided to Buyer or its Affiliates, managers, directors, officers, employees, shareholders, partners, members or representatives. Notwithstanding anything contained in this

Agreement, each Seller acknowledges and agrees that no Buyer Related Party has made, or is making, any representation or warranty whatsoever, express or implied (and no Seller has relied on any representation, warranty or statement of any kind by any Buyer Related Party) beyond those expressly given in Article V. Notwithstanding the foregoing, or anything to the contrary contained in this Agreement, nothing in this Agreement shall limit in any way claims or remedies for Fraud.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the schedules to this Agreement previously delivered by the Company to Buyer in connection with the execution of this Agreement (the “Company Schedules”), the Company represents and warrants to Buyer as follows:
4.1 Organization of the Company. The Company has been duly organized and is validly existing as a limited liability company and in good standing under the Laws of the State of California and has the limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of formation and limited liability company agreement of the Company previously made available to Buyer are true and complete, and, in each case, are in effect as of the date of this Agreement. The Company is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or to be in good standing would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Schedule 4.1 contains a true and complete list of all jurisdictions in which the Company is duly licensed or qualified to do business.
4.2 Subsidiaries. The Subsidiaries of the Company, their jurisdiction of organization, and each jurisdiction in which they are duly licensed or qualified to do business are set forth on Schedule 4.2. The Subsidiaries have been duly formed or organized and are validly existing under the laws of their respective jurisdictions of incorporation or organization and have the power and authority to own or lease their respective properties and to conduct their respective businesses as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has previously provided to Buyer true and complete copies of the organizational documents of its Subsidiaries. Each Subsidiary of the Company is duly licensed or qualified to do business and (where applicable) in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.
4.3 Due Authorization. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 4.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company (including the adoption and approval of this Agreement by members of the Company holding a majority of each class of membership interests, which includes the Members’ Approval as required by the Company LLC Agreement), and no other proceeding on the part of the Company is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).
4.4 No Conflict. Except as set forth on Schedule 4.4, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of, any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound, (b) conflict with the Articles, Company LLC Agreement or other organizational documents of the Company or any of its Subsidiaries, (c) violate any provision of or result in a breach of, or require a consent under, any Contract, or terminate or result in the termination of any Contract, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or (d) result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or violate any Governmental Order, judgment or decree applicable to the Company or its Subsidiaries, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c) or (d) would not, individually or in the aggregate, (x) be material to the Company and its Subsidiaries taken as a whole, or (y) otherwise prevent or materially delay the consummation of the transactions contemplated hereby.
4.5 Governmental Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, and (c) as otherwise disclosed on Schedule 4.5.
4.6 Capitalization of the Company. The authorized limited liability company interests of the Company consist of the Company Units. As of the date of this Agreement, Schedule 4.6 sets forth a complete and correct list of the holders of all the issued and outstanding Company Units, the address of each such holder and the number and class of Company Units owned of record by such holder. All of the issued and outstanding Company Units have been duly authorized and validly issued and are fully paid and nonassessable, free and clear of all Liens (other than Liens pursuant to applicable securities Laws), and have not been issued in violation of any preemptive or similar rights. The Company has not granted any outstanding options, warrants, “phantom” equity plans, equity appreciation rights, equity-based performance units, other equity-based compensation awards, rights to subscribe to, rights in respect of exchange or conversion for, redemption or purchase rights, calls, contracts or commitments made or entered into by the Company, rights or other securities convertible into or exchangeable or exercisable for Company Units, or any other commitments or agreements providing for the issuance of additional units or for the repurchase or redemption of Company Units, and there are no agreements of any kind which may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests, or options, warrants, rights to subscribe to, purchase rights, anti-dilution rights, rights of first refusal, preemptive rights, registration rights, conversion or exchange rights, calls or commitments relating to Equity Interests of the Company or any of its Subsidiaries. Other than the Company LLC Agreement, there is no (i) voting trust, proxy or other agreement or understanding with respect to the voting of the Equity Interests of the Company and (ii) obligation or commitment restricting the transfer of, or requiring the qualification, registration or sale of, any Equity Interests of the Company. The Company does not have any outstanding bonds, debentures or other obligations or securities the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with the equityholders of the Company. There are no declared but unpaid dividends or other distributions of the Company. Upon the Closing, Buyer will hold, directly (in the case of the Company) or indirectly (in the case of the Subsidiaries of the Company), one hundred percent (100%) of the Equity Interests in the Company and each of its Subsidiaries, free and clear of all Liens (other than Liens pursuant to applicable securities Laws). None of the Company Units have been certificated.
4.7 Capitalization of Subsidiaries. The outstanding Equity Interests in each of the Company’s Subsidiaries have been duly authorized and validly issued and (if applicable) are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except as set forth on Schedule 4.7, the Company or one or more of its wholly owned Subsidiaries owns of record and beneficially all the issued and outstanding Equity Interests in such Subsidiaries free and clear of any Liens (other than Liens pursuant to applicable securities Laws). Except as set forth on Schedule 4.7, there are no outstanding options, warrants, “phantom” equity plans, equity appreciation rights, equity-based performance units, other equity-based compensation awards, rights to subscribe to, rights in respect of exchange or conversion for, redemption or purchase rights, calls, contracts or commitments made or entered into by the Company or any of its Subsidiaries, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock of (or other Equity Interests in) such Subsidiaries, any other commitments or agreements providing for the issuance of additional Equity Interests, the sale of treasury shares, or for the repurchase or redemption of such Subsidiaries’ Equity Interests, or any agreements of any kind which may obligate the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests, or options, warrants, rights to subscribe to, purchase rights, anti-dilution rights, rights of first refusal, preemptive rights, registration rights, conversion or exchange rights, calls or commitments relating to Equity Interests of any Subsidiary of the Company. Except for the Equity Interests of the Subsidiaries set forth on Schedule 4.2, neither the Company nor any of its Subsidiaries owns any Equity Interest in any other Person. There is no (i) voting trust, proxy or other agreement or understanding with respect to the voting of the Equity Interests of any Subsidiary of the Company and (ii) obligation or commitment restricting the transfer of, or requiring the qualification, registration or sale of, any Equity Interests of any Subsidiary of the Company. No Subsidiary of the Company has any outstanding bonds, debentures or other obligations or securities the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with the equityholders of that Subsidiary of the Company. There are no declared but unpaid dividends or other distributions of any Subsidiary of the Company.
4.8 Financial Statements.
(a)Attached as Schedule 4.8 are (a) the audited consolidated balance sheets and statements of income, cash flow and stockholders’ equity of the Company and its Subsidiaries as of and for the twelve-month period ended December 31, 2019, together with the auditor’s reports thereon (the “Audited Financial Statements”), (b) the unaudited consolidated balance sheets and statements of income, cash flow and stockholders’ equity of the Company and its Subsidiaries as of and for the twelve-month period ended December 31, 2018 (the “Unaudited Financial Statements”) and (c) an unaudited consolidated balance sheet and statements of income and cash flow of the Company and its Subsidiaries as of and for the six-month period ended June 30, 2020 (the “Interim Financial Statements” and, together with the Unaudited Financial Statements and the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.8, the Financial Statements are derived from the books and records of the Company and its Subsidiaries and present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP, consistently applied (except in the case of the Interim Financial Statements and the Unaudited Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments).
(b)The Company and its Subsidiaries have established and adhere to a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and to ensure that transactions are executed in accordance with management’s general or specific authorizations, and there are no material deficiencies or material weaknesses in the design or operation of the internal controls of the Company or its Subsidiaries that adversely affect in any material respect the ability of the Company or its Subsidiaries, as applicable, to record, possess, summarize and report financial information in accordance with GAAP. To the knowledge of the Company, there has been no fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls of the Company or its Subsidiaries or the preparation of the financial statements of the Company or its Subsidiaries (including the Financial Statements).
(c)Neither the Company nor any of its Subsidiaries is a party to, nor does the Company or any of its Subsidiaries have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or any off-balance sheet arrangements where the purpose or intended effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the financial statements of the Company or any of its Subsidiaries.
4.9 Undisclosed Liabilities. Except as set forth on Schedule 4.9, there is no material liability, debt or obligation of the Company or any of its Subsidiaries except for liabilities and obligations (a) reflected or reserved for on the balance sheet of the Company and its Subsidiaries included in the Interim Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the Interim Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, or (c) incurred in connection with the transactions contemplated by this Agreement and which will be treated as Company Transaction Expenses hereunder.
4.10 Litigation and Proceedings.
(a)There are no pending or, to the knowledge of the Company, threatened in writing lawsuits, actions, suits, claims or other proceedings at law or in equity (collectively, “Litigation”) or, to the knowledge of the Company, investigations, in each case, before or by any Governmental Authority against the Company or any of its Subsidiaries that, in each case, challenges or seeks to prevent, enjoin or otherwise materially delay the transactions contemplated by this Agreement.
(b)Except as set forth on Schedule 4.10, (a) there are no pending or, to the knowledge of the Company, threatened in writing, Litigation or, to the knowledge of the Company, investigations, in each case, before or by any Governmental Authority against the Company or any of its Subsidiaries (or, to the knowledge of the Company, any directors, officers or employees of the Company or any of its Subsidiaries (in their capacities as such)) that, in each case, if resolved adversely to the Company or any of its Subsidiaries, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (b) there is no Governmental Order, unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries (or, to the knowledge of the Company, any directors, officers or employees of the Company or any of its Subsidiaries (in their capacities as such)) which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; and (c) neither the Company nor any of its Subsidiaries is a plaintiff in any Litigation.
(c)Since January 1, 2018, there has not been any pending or, to the knowledge of the Company, threatened in writing, Litigation or, to the knowledge of the Company, investigations, in each case, before or by any Governmental Authority against the Company or any of its Subsidiaries (or, to the knowledge of the Company, any directors, officers or employees of the Company or any of its Subsidiaries (in their capacities as such)) (i) with an amount in controversy in excess of $250,000 or (ii) that was a class action proceeding, a product liability lawsuit, or an infringement, misappropriation or validity lawsuit in respect of Intellectual Property.
(d)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its Subsidiaries or any of their properties or assets that would individually or in the aggregate be material to the Company and its Subsidiaries, taken as a whole.
(e)Since January 1, 2018 there has not been any allegation, or, to the knowledge of the Company, threatened allegation in writing, of sexual harassment or sexual misconduct against (i) any current or former director, manager, or officer of the Company or any of its Subsidiaries (in their capacity as such), or (ii) any current or former employee or independent contractor of the Company or any of its Subsidiaries who, directly or indirectly, supervises or has managerial oversight over (or supervised or had managerial oversight over) any other current or former employees or independent contractors of the Company or any of its Subsidiaries (in each case, in their capacity as such) and, to the knowledge of the Company, no event has occurred or circumstance exists that would serve as a reasonable basis for any such allegation of sexual harassment or sexual misconduct. Since January 1, 2015, neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations or threatened allegations of sexual harassment or sexual misconduct by any current or former director, manager, officer, employee, independent contractor, or other service provider of the Company or any of its Subsidiaries.
4.11 Legal Compliance. Except with respect to (x) matters set forth on Schedule 4.11, and (y) compliance with Laws related to employment of labor and Taxes (as to which certain representations and warranties are made pursuant to Section 4.14 and Section 4.15, as applicable):
(a)The Company and its Subsidiaries are and, since January 1, 2018, have been in compliance in all material respects with all Laws applicable to the Company and its Subsidiaries or their respective businesses or properties or assets.
(b)Since January 1, 2018, (i) neither the Company nor any of its Subsidiaries has received any written notification or communication from any Governmental Authority asserting or alleging that the Company or its Subsidiaries, as applicable, is not in material compliance with any Law, (ii) no claims or charges are pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective directors, officers or employees (in their respective capacities as such) with respect to any material violation of any Law and (iii) to the knowledge of the Company, no investigations are ongoing by any Governmental Authority in respect of the Company or any of its Subsidiaries or any of its or their respective directors, officers or employees (in their respective capacities as such) with respect to any material violation of any Law.
(c)Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice or communications in connection with any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries of any Action, nor, to the knowledge of the Company, is any of the foregoing threatened against the Company or any of its Subsidiaries as of the date hereof, in each case, relating to manufacturing, storage, quality, safety, packaging, marketing, advertising, labeling or sale of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries. The manufacturing, quality, regulatory and storage practices, preparation, ingredients, composition, packaging, marketing, advertising, labeling, testing, shipping for each of the products of the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, and, since January 1, 2018, there has not been, nor is there pending nor, as of the date hereof, to the knowledge of the Company, threatened in writing, any Action against the Company or any of its Subsidiaries under or relating to any of the foregoing Laws, rules or regulations. Since January 1, 2018, (i) there have been no recalls of any product produced, sold or distributed by the Company or any of its Subsidiaries, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of its Subsidiaries and (ii) to the knowledge of the Company, there are no facts that are reasonably likely to cause (x) the recall, market withdrawal or replacement of any such product or any product produced, sold or distributed by the Company or any of its Subsidiaries, (y) a change in the labeling of any such product or (z) a termination or suspension of the marketing of any such product. Since January 1, 2018, to the knowledge of the Company, none of the products of the Company or any of its Subsidiaries has been adulterated, misbranded, mispackaged, mismarketed, misadvertised or mislabeled in violation of any Law.
(d)Since January 1, 2018, neither the Company nor any of its Subsidiaries has received written notice or communication that it is the subject of any bribery, improper contribution, anti-corruption or anti-kickback investigation by any Governmental Authority, and, to the knowledge of the Company, no such investigation is pending or has been threatened in writing. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director or officer thereof (in their capacities as such) nor, to the knowledge of the Company, any employees, agents, representatives, distributors or sales intermediaries thereof or other third parties acting on behalf thereof (in their capacities as such) has, since January 1, 2018, (i) violated any applicable anticorruption Law or anti-bribery Laws of all jurisdictions in which it conducts its business, including the U.S. Foreign Corrupt Practices Act, or (ii) made, directly or indirectly, any illegal bribe or kickback, illegal political contribution or any illegal payment or offer of payment or thing of value from corporate funds to any person acting or purporting to act in an official capacity for any Governmental Authority or political party (or any candidate thereof) for the purpose of (A) improperly influencing his or her official action or the action of the Governmental Authority or political party he or she represents, (B) obtaining an improper advantage or unfair concession in securing business or licenses or (C) improperly obtaining or retaining business. Neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made any voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anti-bribery Law, including the U.S. Foreign Corrupt Practices Act, in any way relating to the Company or any of its Subsidiaries and no employee of the Company or any of its Subsidiaries has been disciplined or had his or her employment terminated as a result of any violation of any provision of any such Law.
(e)Since January 1, 2018, all claims made by the Company and its Subsidiaries in advertising, marketing and promotional materials in any media (including labels and packaging) relating to the products sold by the Company and its Subsidiaries were, in all material respects, truthful, non-deceptive, non-misleading and otherwise in compliance with all applicable Laws, in each case, at the time such claims were made by the Company and its Subsidiaries.
4.12 Contracts; No Defaults.
(a)Schedule 4.12(a) contains a listing of all Contracts described in clauses (i) through (xxi) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (other than Company Benefit Plans, Contracts for labor and employment matters set forth on Schedule 4.14 and Contracts relating to insurance policies set forth on Schedule 4.17). True and complete copies of each written Contract listed on Schedule 4.12(a) and a materially accurate summary of any non-written Contract listed on Schedule 4.12(a) have been provided to Buyer.
(i)Each Contract (other than purchase orders with suppliers or customers entered into in the ordinary course of business) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $500,000 which have a term of at least 12 months and are not cancelable (without material liability to the Company) by giving notice of 90 days or less;
(ii)Each note, debenture, other evidence of indebtedness, guarantee, performance bond, loan, credit or financing agreement or instrument or other contract for Funded Debt of the Company or any of its Subsidiaries, in each case, having an outstanding principal amount in excess of $100,000;
(iii)Each Contract for the acquisition of any Person, any business division thereof or other properties, assets or securities or for the disposition of any assets of the Company or any of its Subsidiaries (other than in the ordinary course of business) (A) involving consideration in excess of $100,000 or (B) containing any outstanding purchase price adjustment, “earn-out,” indemnification, contingent payment or other obligations;
(iv)Each Contract in respect of the issuance, sale or transfer of Equity Interests of the Company or any of its Subsidiaries;
(v)Each lease, rental or occupancy agreement, real property license, installment and conditional sale agreement or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property;
(vi)Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of the Company);
(vii)Each Contract requiring capital expenditures in an annual amount in excess of $50,000, individually, and $100,000, in the aggregate;
(viii)Each Contract containing covenants expressly limiting in any material respect the freedom of the Company or any of its Subsidiaries to compete with any Person in a product line or line of business or to operate in any geographic area;
(ix)Each Contract that includes a covenant not to compete that is applicable to any of the Company or its Subsidiaries;
(x)(A) Each supply Contract relating to any raw material or component that is only commercially available to the Company or its Subsidiaries from a single supplier; and (B) each Contract granting any supplier the exclusive right to supply the Company or its Subsidiaries with any raw material or component;
(xi)Each Contract containing any right of first refusal, right of first offer or similar right of any third party with respect to an acquisition of any material asset of the Company or its Subsidiaries;
(xii)Each Contract that contains any most favored nation, exclusivity, minimum commitment, minimum purchase or similar obligation that (A) is material to the Company and its Subsidiaries taken as a whole and (B) purports to apply to or bind Affiliates of the Company or its Subsidiaries;
(xiii)Each stockholders (or members) agreement, investor rights agreement, voting agreement or registration rights agreement or similar agreement relating to equity securities of the Company or its Subsidiaries;
(xiv)Each Contract pursuant to which the Company or any of its Subsidiaries licenses Intellectual Property from a third party, other than (w) click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are available on standard terms to the public generally with license fees less than $100,000 per year (including licenses for open source software); (x) employee confidentiality and invention assignment agreements; (y) non-disclosure agreements entered into in the ordinary course of business; and (z) Contracts for the purchase or lease of hardware or other equipment, such as a photocopier, computer, or mobile phone, that also contains a license of Intellectual Property;
(xv)Each Contract pursuant to which the Company or any of its Subsidiaries licenses Company Intellectual Property to a third party, other than (w) nonexclusive licenses granted to customers of the Company or the Subsidiaries in the ordinary course of business, (x) licenses that arise as a matter of law by implication as a result of sales of products and services by the Company and the Subsidiaries, (y) non-disclosure agreements entered into in the ordinary course of business, and (z) sales or marketing Contracts that include an incidental license to use the trademarks of the Company or any of its Subsidiaries for the purposes of advertising and selling the Company’s or any of its Subsidiaries’ products or services;
(xvi)Each Contract pursuant to which the Company or its Subsidiaries has purchased, or been granted an exclusive license to, any material Intellectual Property from a third party;
(xvii)Each Contract for the employment of any Person by the Company or any of its Subsidiaries (i) which provides for annual base compensation in excess of $100,000, (ii) which provides for the payment of any compensation or benefits upon the consummation of the transactions contemplated by this Agreement, and/or (iii) which is not terminable by the Company or its Subsidiaries without liability upon less than thirty (30) days’ notice;
(xviii)Each Contract relating to the settlement of any Action or threatened Action involving the Company or any of its Subsidiaries or any of its directors or officers (in their capacities as such) that imposes continuing material obligations on the Company or its Subsidiaries after the date hereof;
(xix)Each Contract with any Governmental Authority;
(xx)Each Contract with any Affiliate, officer, manager, equityholder (including the Sellers) of the Company or any of its Subsidiaries, or any immediate family of any of the foregoing (each an “Affiliate Agreement”); and
(xxi)Each Contract (other than purchase orders entered into in the ordinary course of business) with any Material Customer or Material Supplier.
(b)Except as set forth on Schedule 4.12(b), as of the date of this Agreement, all of the Contracts set forth (or required to be set forth) on Schedule 4.12(a) are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the valid and binding obligations of the other parties thereto. Except as set forth on Schedule 4.12(b), and except, in each case, where the occurrence of such breach or default would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (x) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any claim or notice of material breach of or material default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both). Except as set forth on Schedule 4.12(b), as of the date hereof, (i) neither the Company nor any of its Subsidiaries has received written notice that any party to the Contracts set forth (or required to be set forth) on Schedule 4.12(a) intends to cancel, not renew or terminate such Contract and (ii) neither the Company nor any of its Subsidiaries has given written notice of cancellation, non-renewal or termination of any Contracts set forth (or required to be set forth) on Schedule 4.12(a).

4.13 Company Benefit Plans.

(a)Schedule 4.13(a) sets forth a complete list of each material Company Benefit Plan and identifies each Company Benefit Plan that is an ADP Plan (as defined below). With respect to each Company Benefit Plan set forth on Schedule 4.13(a), the Company has provided to Buyer a copy of such Company Benefit Plan and, to the extent applicable, (i) any trust agreement relating to such Company Benefit Plan, (ii) the most recent summary plan description for such Company Benefit Plan, (iii) the most recent annual report on Form 5500 filed with the IRS with respect to such Company Benefit Plan and (iv) the most recent determination or opinion letter, if any, issued by the IRS with respect to such Company Benefit Plan. Pursuant to a contractual relationship between the Company and ADP TotalSource (“ADP”), certain employees of the Company participate in certain Company Benefit Plans maintained or sponsored by ADP (collectively, the “ADP Plans”).
(b)The Company has provided a list of each individual who is an employee of the Company or any of its Subsidiaries (identified by title and location) as of the date that is two (2) Business Days prior to the date hereof, that includes each such individual’s base salary or wage rate, cash incentive opportunity and whether such individual is on a leave of absence and the expected date of return.
(c)Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws, including the applicable provisions of ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan have been made; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification and, to the Company’s knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan (provided that the foregoing representations are, with respect to the ADP Plans, given only to the Company’s knowledge).
(d)No Company Benefit Plan provides health or welfare benefits, including death or medical benefits (whether or not insured), to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.
(e)No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries has sponsored, maintained, contributed to, had or has any obligation to contribute to, had or has any liability with respect to, a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan, in each case, that is subject to Title IV of ERISA.
(f)No material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened against or relating to any Company Benefit Plan.
(g)Schedule 4.13(g) sets forth the actions taken by the Company or any of its Subsidiaries with respect to employees, compensation and Company Benefit Plans in response to the COVID-19 pandemic, including employee terminations, furloughs, salary or other pay reductions, pay increases, deferrals of compensation, deferrals of employer funding contributions to or amendments to any Company Benefit Plan.
(h)Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, with respect to any Company Benefit Plan that is subject to the laws of any jurisdiction outside the United States, (i) if intended to qualify for special tax treatment, such Company Benefit Plan meets all requirements for such treatment, and (ii) if intended to be funded and/or book-reserved, such Company Benefit Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions (provided that the foregoing representations are, with respect to the ADP Plans, given only to the Company’s knowledge).
(i)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any compensatory payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise; (ii) materially increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in any acceleration of the time of payment or vesting of any such benefits under any Company Benefit Plan; (iv) require the funding of any trust or other funding vehicle under or related to any Company Benefit Plan; or (v) limit or prohibit the Company’s or its Subsidiary’s ability to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

4.14 Labor Relations. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar contract with a labor union and, to the knowledge of the Company, there are no union organization campaigns in progress with respect to the employees of the Company and its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries that would reasonably be expected to materially interfere with the business activities of the Company and its Subsidiaries. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with applicable Laws concerning labor and employment, including fair employment practices, terms and conditions of employment, occupational safety and health, plant closings, and wages and hours.

4.15 Taxes. Except as set forth on Schedule 4.15:
(a)All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed and all such Tax Returns are true, correct and complete in all material respects.
(b)The Company and its Subsidiaries have fully and timely paid all material Taxes which are due and payable (whether or not shown to be due on such Tax Returns) by the Company or any of its Subsidiaries. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Financial Statements, materially exceed the accruals and reserves for Taxes (excluding any accruals or reserves for deferred Taxes established to reflect timing differences between book and Tax income) provided for on the face of the Financial Statements.
(c)There are no Tax Proceedings pending or threatened in writing against the Company or any of its Subsidiaries. No agreements, consents, extensions or waivers of statutes of limitations (or extensions of time to file) have been entered into, given or requested with respect to any material Taxes or Tax Returns of the Company or any of its Subsidiaries (other than extensions of time to file Tax Returns obtained in the ordinary course of business), and neither the Company nor any of its Subsidiaries have agreed to a Tax assessment or deficiency with respect to material Taxes that has not been fully and timely paid. Since January 1, 2015, neither the Company nor any of its Subsidiaries have received any written notice of assessment or proposed assessment, deficiency, claim, adjustment or proposed adjustment or any other written notice indicating an intent to open an audit or other review in connection with any material Taxes or Tax Returns, which notice has not been fully and timely satisfied by payment or has been withdrawn.
(d)Since January 1, 2015, no jurisdiction in which the Company or any of its Subsidiaries do not file Tax Returns with respect to a particular type or category of Tax has made a written claim to the effect that the Company or any of its Subsidiaries is required to file such Tax Returns or is or may be subject to Tax of such type in such jurisdiction.
(e)All material Taxes that the Company or any of its Subsidiaries are obligated to withhold or collect from amounts owing or allocable to any Person have been withheld, collected and paid over to the proper Taxing Authority in accordance with applicable Law, and the Company and each of its Subsidiaries have complied in all material respects with all Tax Laws relating to the withholding, collection and remittance of Taxes and all Tax information reporting provisions under all applicable Tax Laws. No withholding is required with respect to the transfer of any Company Units at the Closing.

(f)Each of the Company Units that is set forth on Schedule 4.15(f) qualifies for the safe harbor set forth in Internal Revenue Service Revenue Procedure 93-27, 1993-2 C.B. 343, and Revenue Procedure 2001-43, 2001-2 C.B. 191; provided that no representation is made as to whether any transfer of any such Company Unit pursuant to this Agreement causes such Company Unit not to satisfy section 4.02(2) of Revenue Procedure 93-27. To the knowledge of the Company, each Section 83(b) election made available to Buyer has been timely filed with the Internal Revenue Service.
(g)None of the Company or its Subsidiaries have participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.
(h)There are no Liens for Taxes other than Permitted Liens on the assets of the Company and its Subsidiaries.
(i)The Company is, and has been since its formation, treated and properly classified as a partnership (other than a publicly traded partnership) for U.S. federal and applicable state and local income Tax purposes and has not made any filing with any Taxing Authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for U.S. federal or applicable state and local income Tax purposes. Each Subsidiary of the Company is, and has been since its formation, treated and properly classified as an entity disregarded as separate from the Company for U.S. federal and applicable state and local income Tax purposes and has not made any filing with any Taxing Authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes. Neither the Company nor any of its Subsidiaries is the direct or indirect successor by merger, conversion or otherwise to any entity treated as a corporation for U.S. federal income tax purposes. The Company does not own, directly or indirectly, any equity interests in any Person for Tax purposes, other than the Subsidiaries set forth on Schedule 4.15(i).
(j)The Company has not made any election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015, and the Company has not failed to make any election that was available to be made by it under Section 6226 of the Code (or a similar provision of state, local or other Tax Law).
(k)There are no Tax indemnification or Tax sharing agreements with respect to which the Company or any of its Subsidiaries is a party or is otherwise bound or obligated, other than (i) any such agreement solely between or among the Company and its Subsidiaries and (ii) customary agreements or arrangements entered into in the ordinary course of business the purposes of which do not relate primarily to Taxes. None of the Company, any of its Subsidiaries, or any predecessor of the Company or any of its Subsidiaries (A) has ever been a member of a combined, consolidated, affiliated or unitary group for Tax purposes; or (B) has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise.
(l)Neither the Company nor any of its Subsidiaries is required to file, and neither the Company nor any of its Subsidiaries has filed, any Composite Tax Return.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 4.15 and the representations and warranties contained in Section 4.13 to the extent specifically addressing Taxes shall be the only representations or warranties of the Company in this Agreement with respect to Tax matters.

4.16 Brokers’ Fees. Except as set forth on Schedule 4.16, no broker, finder, investment banker or similar agent has been employed by or on behalf of the Company or its Subsidiaries and no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer, the Company or any of its Subsidiaries would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.
4.17 Insurance. The Company and its Subsidiaries maintain insurance coverage with respect to their business with reputable insurers in such amounts and covering such risks as is normal industry practice. Schedule 4.17 contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True and complete copies of such insurance policies have been made available to Buyer or its representatives. Except as set forth in Schedule 4.17, (a) all such policies are in full force and effect and will continue in effect until Closing (or if such policies are canceled or lapse prior to the Closing, renewals or replacements thereof will be entered into in the ordinary course of business to the extent available on commercially reasonable terms), (b) as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any insurer under any such insurance policies canceling or materially adversely amending any such policy or denying renewal of coverage thereunder and (c) all premiums on such insurance policies due and payable as of the date hereof have been paid.
4.18 Licenses, Permits and Authorizations. Except as set forth on Schedule 4.18, the Company and its Subsidiaries have obtained, and are, as of the date of this Agreement, in compliance in all material respects with, all of the material Permits (including product registrations) necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated, used and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. As of the date hereof, all material licenses, approvals, consents, registrations and Permits are in full force and effect and there are no pending or, to the knowledge of the Company, threatened claims, actions, suits or other proceedings or, to the knowledge of the Company, investigations before or by any Governmental Authority that would reasonably be expected to result in the revocation or termination of any such license, approval, consent, registration or Permit that is, individually or in the aggregate, material to the conduct of the business of the Company and its Subsidiaries as currently conducted.
4.19 Real Property.
(a)Neither the Company nor any of its Subsidiaries owns any real property.
(b)Schedule 4.19 contains a list of all leases, subleases or other occupancy agreements (collectively, the “Real Property Leases”), as of the date of this Agreement, for all Leased Real Property (and the current rent payable thereunder). True, correct and complete copies of the Real Property Leases have been made available to Buyer. Except as set forth on Schedule 4.19 or except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company or one of its Subsidiaries has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, free and clear of all Liens (other than Permitted Liens), subject to the Remedies Exception and any Permitted Liens, (ii) no Person, other than the Company or its Subsidiaries, possesses, uses or occupies all or any portion of any Leased Real Property, (iii) since January 1, 2018, the Company and its Subsidiaries have substantially performed, in all material respects, all obligations required to be performed by them under the Real Property Leases, and since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice of default, breach or noncompliance from any lessor of such Leased Real Property of, nor does the Company or any of its Subsidiaries have knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property. As of the date hereof, there are no material outstanding unpaid assessment notices against any Leased Real Property.
(c)With respect to each Leased Real Property, since January 1, 2018, neither the Company nor any of its Subsidiaries has received written notice (i) of any pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to such Leased Real Property; or (ii) from any Governmental Authority or other Person that the use and occupancy of any of the Leased Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violates in any material respect any deed restrictions or applicable Law consisting of building codes, zoning, subdivision or other land use or similar Laws.
(d)All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (collectively, the “Improvements”) are in good condition and repair, normal wear and tear excepted and except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, So far as the Company is aware, there are no structural deficiencies or latent defects affecting any of the Improvements which would, individually or in the aggregate, interfere with the use or occupancy of the Leased Real Property or any portion thereof in the operation of the business of the Company and its Subsidiaries, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

4.20 Intellectual Property and Information Technology.
(a)Schedule 4.20(a) lists all of the following Company Intellectual Property as of the date of this Agreement: (i) patents; (ii) registered trademarks, registered service marks or registered trade names; (iii) Internet Properties; (iv) registered Copyrights, and (v) any applications for any of the foregoing (collectively, the “Registered Company Intellectual Property”). Except as set forth on Schedule 4.20(a), the Company or a Subsidiary owns all right, title and interest in and to the Registered Company Intellectual Property and all other material Company Intellectual Property solely and exclusively and free and clear of all Liens, other than Permitted Liens. Any and all renewal and maintenance fees, annuities or other fees payable to any Governmental Authority or other governing body required to maintain each item of

Registered Company Intellectual Property as active have been paid prior to any payment deadlines. None of the Registered Company Intellectual Property has been adjudged to be invalid or unenforceable, and, to the knowledge of the Company, none of the material Registered Company Intellectual Property is invalid or unenforceable.
(b)The Company and its Subsidiaries own, license, sublicense, or otherwise possess legally enforceable and sufficient rights to, all Intellectual Property and other intangible assets necessary to conduct the business of the Company and its Subsidiaries immediately following the Closing in all material respects in substantially the same manner as such businesses are conducted as of the date hereof. The Company and its Subsidiaries may exercise, transfer, or license the Company Intellectual Property and such other intangible assets owned, or purported to be owned, by the Company or any Subsidiary, without material restriction or material payment to any Person. Neither this Agreement nor any of the transactions contemplated hereby will restrict or impair the right of the Company or its Subsidiaries to transfer, alienate, enforce or license any Company Intellectual Property or other such material intangible asset owned, or purported to be owned, by the Company or any Subsidiary as such right exists as of the date hereof.
(c)Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2018 alleging or claiming that the conduct of the business of, or the products or services of, any of the Company or its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property of any third party, except as set forth on Schedule 4.20(c). As of the date of this Agreement, there are no pending Actions or, to the knowledge of the Company, Actions threatened in writing, (A) alleging that the operation of the business of any of the Company or its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property of any third party, or infringed, misappropriated or otherwise violated the Intellectual Property of any third party, or (B) challenging the ownership, registrability, possession, use, validity or enforceability of any material Company Intellectual Property (other than ordinary course and routine office actions and other similar proceedings that may be pending before the United States Patent and Trademark Office or its foreign equivalents associated with the application for Intellectual Property). The conduct and operation of the business of the Company or its Subsidiaries (including the manufacture and sale of their products) (i) have not, since January 1, 2018, infringed, misappropriated or otherwise violated, and (ii) will not, when continued immediately following the Closing in the same manner as currently conducted , infringe, misappropriate or otherwise violate, the Intellectual Property of any third party in a manner that would result in liability that is material to the Company or its Subsidiaries.
(d)The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the material Company Intellectual Property, including to protect and preserve the confidentiality of all Trade Secrets and other confidential information included in the material Company Intellectual Property, and there have been no unauthorized uses or disclosures of any such material Trade Secrets and other confidential information.
(e)The Company and its Subsidiaries have reasonable procedures in place to provide that all material Intellectual Property conceived or developed by employees or third parties in the course of developing Company technology or any products of the Company and its Subsidiaries, vest in or are otherwise assigned to the Company or its Subsidiaries, as applicable. Without limiting the foregoing, each employee and independent contractor of the Company or its Subsidiaries who has conceived or developed any material Company Intellectual Property, Company technology or any products of the Company and its Subsidiaries (including any proprietary marketing, packaging, advertising or other Company-branded material) for the Company or its Subsidiaries has entered into a written non-disclosure and assignment agreement with either the Company or its Subsidiaries that assigns to the Company or its Subsidiaries all such material Intellectual Property conceived or developed by such employee or independent contractor during the performance of any development services for the Company or its Subsidiaries, except as prohibited by applicable Law or where ownership of such material Intellectual Property would vest in the Company or its Subsidiaries by operation of Law.
(f)Neither this Agreement nor any of the transactions contemplated hereby will result in: (A) to the Company’s knowledge, any material Contract to which the Company or its Subsidiaries is a party granting to any third party any right or license to any material Company Intellectual Property or material Intellectual Property owned by Buyer; (B) any Contract to which the Company or its Subsidiaries is a party (other than a material Contract) granting to any third party any right or license to any material Company Intellectual Property; (C) the Company’s or its Subsidiaries’ being obligated to pay under any Contract to which such entity is a party relating to the granting of rights under Intellectual Property any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby; or (D) the release of any Software owned by the Company or its Subsidiaries from escrow.
(g)(i) Neither the Company nor its Subsidiaries has combined Open Source Software with any Company Software and distributed such combined Software in a manner such that such Software would become subject to the terms of the license under which such Open Source Software is licensed and (A) require the disclosure or distribution to any Person or the public of any portion of the source code for such Software or (B) prohibit or limit the receipt of consideration in connection with licensing, sublicensing or distributing of such Software; and (ii) the Company and its Subsidiaries are in material compliance with the terms and conditions of all relevant Open Source Licenses, including notice and attribution obligations.
(h) Neither the Company nor its Subsidiaries is a party to or bound by any Governmental Order that requires it to grant to any third party any license, covenant not to sue, immunity or other right with respect to any Company Intellectual Property.
(i)(i) The computers, computer software, hardware, servers, workstations, routers, hubs, switches, data communications lines, firmware, networks, and all other information technology equipment assets owned or controlled by the Company or its Subsidiaries held by or under the control of the Company or its Subsidiaries (collectively, the “IT Assets”) operate and perform in a manner sufficient to permit the Company or its Subsidiaries to conduct its business as currently conducted, (ii) since January 1, 2018, the Company or its Subsidiaries have taken commercially reasonable actions to protect the confidentiality, integrity, operation and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and (iii) to the knowledge of the Company, since January 1, 2018, there has been no security breaches in the IT Assets, and no disruptions in any such IT Assets that adversely affected the operations of the business.
(j)The Company and its Subsidiaries maintain procedures regarding data security and privacy, including administrative, technical and physical safeguards, that are designed for the Company and its Subsidiaries to be in compliance with, and the Company and its Subsidiaries have at all times complied, and presently comply with, all applicable Privacy Laws and their own policies and rules regarding Personal Data except where such noncompliance would not result in a material liability.
(k)To the knowledge of the Company, there is no complaint, proceeding, investigation or claim, pending, or threatened in writing, against the Company or its Subsidiaries by any Governmental Authority, or by any Person in respect of the collection, use, processing, retention, transfer, or disclosure of Personal Data held by or under the control of the Company or its Subsidiaries.
(l)Since January 1, 2018, (A) to the knowledge of the Company, there have been no material losses or thefts of, or any material unauthorized access to, misuse of, damage to, or material data or security breaches of, any Personal Data held by or under the control of the Company or its Subsidiaries (a “Security Incident”), and (B) neither the Company nor any of its Subsidiaries, has been legally required to provide any notices to any Person in connection with a Security Incident. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the consummation and performance of the transactions contemplated hereby will not breach or otherwise cause any violation of any Privacy Laws or the Company’s and its Subsidiaries’ own public-facing policies and statements regarding Personal Data that would result in any material constraint on the use of Personal Data as necessary for the operation of the Company’s business as currently conducted.
(m)To the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2018, neither the Company nor any of its Subsidiaries has sent any written notice, charge, complaint, claim or other written assertion asserting or threatening to assert any Action against any Person involving or relating to any Company Intellectual Property.
4.21 Absence of Changes.
(a)Except as set forth on Schedule 4.21, since the date of the Reference Balance Sheet, there has not been any fact, change, occurrence, event, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)Except as set forth on Schedule 4.21 or as expressly contemplated by this Agreement, from the date of the Reference Balance Sheet through the date of this Agreement, (a) the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business and (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would have required the consent of Buyer under Section 6.1.

4.22 Affiliate Matters. Except (a) as set forth on Schedule 4.22, (b) the Company Benefit Plans, and (c) contracts between or among the Company and any of its Subsidiaries, neither the Company nor any of its Subsidiaries is party to any material Contract, commitment or transaction with any (i) present or former officer or director of the Company or any of its Subsidiaries or (ii) Affiliate of the Company. No present or former officer or director of the Company or any of its Subsidiaries (or any individual in their immediate family) and no Affiliate of the Company owns any interest in any material property used by the Company or any of its Subsidiaries. Except as set forth on Schedule 4.22, there are no loans outstanding from the Company or any of its Subsidiaries to any directors or officers of the Company or any of its Subsidiaries.
4.23 Title to Properties; Sufficiency of Assets.
(a)The Company and its Subsidiaries have good and valid title to or, in the case of leased assets, valid leasehold interest in all of their material tangible properties and tangible assets, free and clear of all Liens, except for Permitted Liens. The material tangible properties and assets of the Company and its Subsidiaries are in good condition and repair in all material respects, subject to normal wear and tear.
(b)The tangible assets of the Company and its Subsidiaries as of immediately following the Closing will be sufficient to operate and conduct the business of the Company and its Subsidiaries immediately following the Closing in all material respects in substantially the same manner as such businesses are conducted as of the date hereof, and will comprise in all material respects all of the tangible assets necessary for the operation and conduct of such businesses as currently operated and conducted by the Company and its Subsidiaries.

4.24 Material Customers; Material Suppliers.
(a)Schedule 4.24(a) sets forth a true and complete list of the ten (10) largest customers of the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2019 (calculated on the basis of revenues of the Company and its Subsidiaries, taken as a whole, during such period) (“Material Customers”). Except as set forth on Schedule 4.24(a), as of the date hereof, (i) all Material Customers continue to be customers of the Company or its Subsidiaries, as applicable, (ii) no Material Customer has ceased its business with the Company or its Subsidiaries or has given written notice to the Company or its Subsidiaries of its intention or otherwise threatened in writing, to do the same, and (iii) since December 31, 2019, there has been no material adverse change in the terms governing the relationship between the Company or its Subsidiaries, as applicable, and any Material Customer.

None of the Company or its Subsidiaries is involved in any dispute or controversy with any of its Material Customers that is material to the Company or its Subsidiaries taken as a whole.
(b)Schedule 4.24(b) sets forth a true and complete list of the ten (10) largest suppliers or vendors of the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2019 (calculated on the basis of expenditures made the Company and its Subsidiaries, taken as a whole, during such period) (“Material Suppliers”). Except as set forth on Schedule 4.24(b), as of the date hereof, (i) all Material Suppliers continue to be suppliers to the Company or its Subsidiaries, as applicable, (ii) no Material Supplier has ceased its business with the Company or its Subsidiaries or has given written notice to the Company or its Subsidiaries of its intention or otherwise threatened in writing, to do the same, and (iii) since December 31, 2019, there has been no material adverse change in the terms governing the relationship between the Company or its Subsidiaries, as applicable, and any Material Supplier. None of the Company or its Subsidiaries is involved in any dispute or controversy with any of its Material Suppliers that is material to the Company or its Subsidiaries taken as a whole.

4.25 Environmental, Health and Safety Matters. Except as set forth on Schedule 4.25:
(a)The Company and its Subsidiaries are each in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. As of the date hereof, there are no pending or any threatened allegations by any Person that the properties or assets of the Company or its Subsidiaries are not, or that their businesses have not been conducted, in material compliance with all Environmental, Health and Safety Requirements. The Company and its Subsidiaries have not assumed any material liability of any other Person under any Environmental, Health and Safety Requirement. To the knowledge of the Company, there are no circumstances related to the operation of the businesses or conditions related to the real properties owned or leased by the Company or its Subsidiaries which are reasonably likely to give rise to material liability under any applicable Environmental, Health and Safety Requirements.
(b)There are no ongoing investigations, cleanups or other remediation activities being conducted by the Company or its Subsidiaries at any real property owned or leased by the Company or its Subsidiaries for the purpose of treating, abating, removing, containing or otherwise addressing any Hazardous Materials, and since January 1, 2018, none of the Company or its Subsidiaries have received any written notice, request for information or order from a Governmental Authority or third party alleging that any such investigation, cleanup or other remediation activity must be conducted.
(c)None of the real properties owned or leased by the Company or its Subsidiaries are subject to any Lien (other than a Permitted Lien) in favor of any Governmental Authority for (i) liability under any Environmental, Health and Safety Requirements or (ii) costs incurred by a Governmental Authority in response to a Release or threatened Release of a Hazardous Material into the environment.

(d)The Company or its Subsidiaries have obtained all material Permits under all Environmental, Health and Safety Requirements that are necessary to the operation of the Company’s or its Subsidiaries’ businesses as currently conducted and are in compliance in all material respects with their terms and conditions and such material Permits are in full force and effect.
(e)All material environmental audits, assessments, investigations or other analysis conducted by the Company or its Subsidiaries since January 1, 2018 with respect to any real property owned or leased by the Company or its Subsidiaries have been made available to Buyer.
(f)There has been no Release of Hazardous Materials during the Company’s or its Subsidiaries’ occupancy at any real property owned or leased by any of Company or its Subsidiaries, or, to the knowledge of the Company, emanating from such real property, that would be required to be investigated or remediated under applicable Environmental, Health and Safety Requirements.

4.26 No Additional Representations or Warranties. Except as provided in Article III (with respect to the Sellers) or this Article IV or in any certificate or agreement delivered at Closing, neither the Company nor any of its Affiliates, nor any of their respective managers, directors, officers, employees, stockholders, partners, members, agents or representatives has made, or is making, any representation or warranty whatsoever to Buyer or their Affiliates, managers, directors, officers, employees, stockholders, partners, members, agents or representatives, oral or written, express or implied, and the Company hereby disclaims any such other representations and warranties. Except as provided in Article III (with respect to the Sellers) or this Article IV or in any certificate or agreement delivered at Closing, neither the Company nor any of its Affiliates, nor any of their respective managers, directors, officers, employees, stockholders, partners, members, agents or representatives shall be liable in respect of the accuracy or completeness of any information provided to Buyer or its Affiliates, managers, directors, officers, employees, shareholders, partners, members or representatives. Notwithstanding anything contained in this Agreement, the Company acknowledges and agrees that no Buyer Related Party has made, or is making, any representation or warranty whatsoever, express or implied (and the Company has not relied on any representation, warranty or statement of any kind by any Buyer Related Party) beyond those expressly given in Article V. Notwithstanding the foregoing, or anything to the contrary contained in this Agreement, nothing in this Agreement shall limit in any way claims or remedies for Fraud.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the schedules previously delivered by Buyer to the Company in connection with the execution of this Agreement (the “Buyer Schedules”), Buyer represents and warrants to the Company and Sellers as follows:
5.1 Organization. Buyer is duly organized and is validly existing as a limited liability company and is in good standing under the Laws of Delaware and has the requisite limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. The copy of the amended and restated certificate of formation of Buyer made available by Buyer to the Company is true and complete, and is in effect as of the date hereof.
5.2 Due Authorization. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 5.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized and no other proceeding on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and (assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto) constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.
5.3 No Conflict. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of, any applicable Law to which Buyer is subject or by which any property or asset of Buyer is bound, (b) conflict with the certificate of formation or limited liability company agreement of Buyer, or (c) violate any provision of or result in a breach of, or require a consent under, any Contract to which Buyer is a party or by which Buyer may be bound, or terminate or result in the termination of any such Contract, or result in the creation of any Lien (other than any Permitted Lien) under any such Contract upon any of the properties or assets of Buyer or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien (other than any Permitted Lien), except to the extent that the occurrence of any of the foregoing items set forth in clauses (a) or (c) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.
5.4 Litigation. There are no pending or, to the knowledge of Buyer, threatened in writing Litigation or, to the knowledge of Buyer, investigations, in each case, before or by any Governmental Authority against Buyer that would reasonably be expected to have a Material Adverse Effect on Buyer. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Buyer or any of its properties or assets that would reasonably be expected to have a Material Adverse Effect on Buyer.
5.5 Governmental Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer with respect to Buyer’s execution or delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) compliance with any applicable securities Laws, (c) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Material Adverse Effect on Buyer and (d) as otherwise disclosed on Schedule 5.5.

5.6 Financial Ability. At the Closing, Buyer will have sufficient sources of funds, which may include but will not be limited to cash on hand and immediately available credit under then-existing credit facilities, to enable it to consummate the transactions contemplated by this Agreement, including (a) paying the Purchase Price at Closing, (b) effecting the Closing Payoff and (c) paying all related fees and expenses required to be paid by Buyer hereunder on the Closing Date (including the Company Transaction Expenses).
5.7 Brokers’ Fees. Except as set forth on Schedule 5.7, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement, in each case from the Sellers, based upon arrangements made by Buyer or any of its Affiliates in connection with this Agreement.
5.8 Acquisition of Interests for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated hereby. Buyer confirms that the Company has made available to Buyer and its agents and representatives the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries as well as access to the documents, information and records of the Company and its Subsidiaries and to acquire additional information about the business and financial condition of the Company and its Subsidiaries, and Buyer confirms that it has made an independent diligence investigation of the Company and its Subsidiaries. Buyer is acquiring the membership interests of the Company for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling membership interests of the Company. Buyer understands and agrees that membership interests of the Company may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under the Securities Act of 1933, as amended, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
5.9 No Additional Representations or Warranties. Except as provided in this Article V or in any certificate or agreement delivered at Closing, neither Buyer nor any of its Affiliates, nor any of their respective managers, directors, officers, employees, stockholders, partners, members, agents or representatives has made, or is making, any representation or warranty whatsoever to any Seller, the Company or their respective Affiliates, managers, directors, officers, employees, stockholders, partners, members, agents or representatives, oral or written, express or implied, and Buyer hereby disclaims any such other representations and warranties. Except as provided in this Article V or in any certificate or agreement delivered at Closing, neither Buyer nor any of its Affiliates, nor any of their respective managers, directors, officers, employees, stockholders, partners, members, agents or representatives shall be liable in respect of the accuracy or completeness of any information provided to Sellers, the Company, or their respective Affiliates, managers, directors, officers, employees, shareholders, partners, members or representatives. Notwithstanding anything contained in this Agreement, Buyer acknowledges and agrees that no Company Related Party has made, or is making, any representation or warranty whatsoever, express or implied (and Buyer has not relied on any representation, warranty or statement of any kind by any Company Related Party) beyond those expressly given in Article III (with respect to Sellers) and Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the

Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions as well as any other information, documents or other materials (including any such materials contained in any “data room” or reviewed by Buyer or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) or management presentations or due diligence discussions that have been or shall hereafter be provided to or engaged in with Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article III or Article IV. Buyer understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and, subject only to the representations and warranties contained in Article III and Article IV, with all faults and without any other representation or warranty of any nature whatsoever. Notwithstanding the foregoing, or anything to the contrary contained in this Agreement, nothing in this Agreement shall limit in any way claims or remedies for Fraud.
ARTICLE VI
COVENANTS OF THE COMPANY

6.1 Conduct of Business.
(a)From the date of this Agreement through the Closing, the Company shall, and shall cause its Subsidiaries to, and the Sellers shall cause the Company to, except (i) as would constitute a violation of applicable Law, (ii) as set forth on Schedule 6.1(a), (iii) as expressly permitted by this Agreement or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, or delayed, except in the case of clauses (i), (ii), (vi) or (ix)(A) below, which may be granted, conditioned, withheld or delayed in Buyer’s sole discretion), or (iv) for actions taken, or omitted to be taken, by the Company pursuant to any COVID-19 Measures or otherwise to protect the business in response to COVID-19 (other than any actions specifically prohibited by subsections (i) through (xxiii) below), as determined by the Company in its reasonable discretion, use commercially reasonable efforts to (x) operate its business in all material respects in the ordinary course, (y) preserve intact its existence, business organization, properties and assets (other than sales of inventory in the ordinary course of business), in each case, in all material respects and (z) keep available the services of its employees and to preserve the goodwill and present relationships with all customers, suppliers, resellers, retailers, distributors, employees, licensors and others doing business with the Company and its Subsidiaries, in each case, in all material respects. Without limiting the generality of the foregoing, except as would constitute a violation of applicable Law, as set forth on Schedule 6.1(a) or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, or delayed, except in the case of clauses (i), (ii), (vi) or (ix)(A) below, which may be granted, conditioned, withheld or delayed in Buyer’s sole discretion), the Company shall not, and the Company shall cause its Subsidiaries not to, and the Sellers shall cause the Company not to, except as expressly permitted by this Agreement:

(i)(A) change or amend the Company LLC Agreement or other organizational documents of the Company or any of its Subsidiaries, except as otherwise required by changes in Law; (B) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any Equity Interests or interests of the Company or any of its Subsidiaries or securities convertible, exchangeable or exercisable for Equity Interests or interests of the Company or any of its Subsidiaries; or (C) enter into any agreement with respect to the Equity Interests or other securities of the Company or any of its Subsidiaries;
(ii)(A) make or declare any dividend or distribution (whether payable in equity units, property or otherwise) to the members of the Company, other than cash dividends paid prior to the Closing and taken into account in the calculation of Estimated Closing Date Cash; (B) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Equity Interests or other securities of the Company or its Subsidiaries (other than pursuant to the Company LLC Agreement or the Contract set forth in item 1 of Schedule 4.12(a)(iv)); or (C) take any action for the winding up, liquidation, dissolution or reorganization of the Company or its Subsidiaries or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its or their assets or revenues;
(iii)except in the ordinary course of business, (A) materially modify, renew (other than automatic renewals in accordance with the terms of any Contract as in effect on the date hereof), materially amend or terminate (excluding any expiration in accordance with its terms), or waive any material rights under, any Contract listed (or required to be listed) on Schedule 4.12(a) or any insurance policy required to be listed on Schedule 4.17; or (B) enter into any Contract that would be required to be listed on Schedule 4.12(a) if such Contract was in effect on the date hereof;
(iv)sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, including taking or omitting to take any action that would reasonably be expected to materially impair or jeopardize the validity, enforceability, registrability or value of, any material Company Intellectual Property or Registered Company Intellectual Property (including by causing or permitting any material Company Intellectual Property to lapse, be abandoned or canceled), except in the ordinary course of business;
(v)except, in each case, as required by Law, existing Company Benefit Plans, or existing Contracts, (A) grant any severance or termination pay which will become due and payable after the Closing Date; (B) except for merit or promotion salary and target cash incentive opportunity increases for non-executive employees in the ordinary course that do not exceed 3% of such employee’s pre-increase salary or cash incentive opportunity, increase the compensation or benefits payable or to become payable to any of its current or former directors, executive officers or employees; (C) grant, pay or award or commit to grant, pay or award, any bonuses, retention, equity or incentive compensation to any of its current or former directors, executive officers, employees or other service providers; (D) make any change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination of existing officers (other than terminations for cause); (E) adopt, enter into or materially amend any Company Benefit Plan; (F) fund for any rabbi trust or similar funding arrangement under or with respect to any Company Benefit Plan or (G) enter into any collective bargaining agreement;
(vi)acquire, by merger or consolidation, or merge or consolidate with, or purchase all or substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, or otherwise acquire any material assets other than the acquisition of inventory or raw materials in the ordinary course of business consistent with past practice;
(vii)except as required by any COVID-19 Measures or otherwise to protect the business in response to COVID-19, commit or authorize any commitment to make any capital expenditures in excess of $50,000 in the aggregate;
(viii)make any loans or advances of money to, or investments in, any Person (other than the Company and its Subsidiaries), except for advances to employees or officers of the Company or any of its Subsidiaries for reasonable business and travel expenses incurred in the ordinary course of business;
(ix)(A) make, change or rescind any tax election (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3); (B) except as required by applicable Law, adopt or change any Tax accounting principles, methods, practices, or periods; (C) settle or compromise any Tax Proceeding or enter into any closing agreement with any Taxing Authority; (D) consent to any extension or waiver of the limitations period applicable to any Tax Proceeding or assessment; (E) file any amended Tax Return; (F) prepare or file any Tax Return in a manner not consistent with the Company’s prior practice; or (G) surrender any right to claim a refund of Taxes, in each case, if such action would be binding on or otherwise adversely affect Buyer or any of its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) following the Closing;
(x)incur (other than Funded Debt pursuant to clause (j) of the definition of Funded Debt), assume, guarantee or materially amend or modify any Funded Debt, other than (a) incurring indebtedness for borrowed money; provided that, in the case of this clause (a), (1) the amount of indebtedness for borrowed money incurred pursuant to this clause (a) shall not exceed $10,000,000, (2) such indebtedness for borrowed money is prepayable or redeemable at any time (subject to customary notice requirements, which notice may be given on a conditional basis) without premium or penalty (other than customary eurocurrency rate breakage), (3) such indebtedness for borrowed money is otherwise on customary and reasonable market terms and (4) such indebtedness for borrowed money is not comprised of debt securities (it being understood that in the event that the Company or any of its Subsidiaries incurs any such indebtedness for borrowed money, the Company and its Subsidiaries shall comply with all the terms and perform all of their respective obligations under the terms of such indebtedness), and (b) applying for and obtaining forgiveness of the principal amount of, or any other obligations under, the PPP Loan pursuant to the CARES Act.
(xi)incur or assume any Lien (other than a Permitted Lien) upon any material properties or assets of the Company or any of its Subsidiaries;
(xii)except with respect to matters relating to Taxes and Tax Proceedings which shall be governed by Section 6.1(a)(ix), waive, release, assign, settle, initiate or compromise any Proceeding or material rights, claims, litigation or arbitration, except for any such waiver, release, assignment, settlement or compromise that involves only the payment of money taken into account in the calculation of Estimated Closing Date Cash and in an amount no greater than $10,000 individually or $50,000 in the aggregate;
(xiii)make any material change in non-Tax financial accounting policies, practices, principles, methods or procedures, other than as required by changes in GAAP or in applicable Law;
(xiv)other than launching new men’s grooming and personal care products, engage in any new line of business or discontinue or materially modify any existing line of business;
(xv)enter into any joint venture, partnership or similar venture;
(xvi)except as required by any COVID-19 Measures or otherwise to protect the business in response to COVID-19, make any changes to cash management policies;
(xvii)take any actions that are designed to: (A) accelerate into pre-Closing periods revenues that would otherwise be payable post-Closing or (B) delay the payment of accounts payable that would otherwise be payable pre-Closing to post-Closing periods;
(xviii)fail to maintain books of account and records of the Company and its Subsidiaries consistent with its past practice in all material respects;
(xix)enter into, terminate, amend or modify, renew or waive any rights under any agreement with any Affiliate or enter into any other transaction with any officer, director, equityholder or Affiliate of the Company or its Subsidiaries;
(xx)vary any inventory practices in any material respect from the Company’s past practice;
(xxi)except as required by any COVID-19 Measures or otherwise to protect the business in response to COVID-19, delay or postpone any material repairs or maintenance of any tangible property of the Company or any of its Subsidiaries in a manner inconsistent with past practice;
(xxii)other than in the ordinary course of business, offer, provide or promise any trade allowances, vouchers, free samples, gifts, coupons, discounts, rebates or other promotional incentives or activities; or
(xxiii)enter into any agreement, or otherwise commit, authorize, agree or become obligated (whether in writing or otherwise) to do or take any action described in this Section 6.1(a).

(b)Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Buyer shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.
6.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided that the Company or any of its Subsidiaries shall (and shall cause their respective Subsidiaries to) use their commercially reasonable efforts to, as applicable, (x) obtain any required consent to provide such access or disclosure or, if unable to do so, use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such contract or applicable Law or (y) enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such access or disclosure in a manner that does not result in the loss of such privilege), the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to afford to Buyer and its accountants, counsel and other representatives access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, personnel, books, contracts, commitments, Tax Returns, and records and the Company shall, and shall cause any of its Subsidiaries to, furnish as promptly as practicable to Buyer all information (financial or otherwise) concerning its business, properties, offices, contracts and personnel as Buyer may reasonably request in connection with this Agreement or the transactions contemplated hereby; provided that (i) such investigation shall be conducted in accordance with all applicable competition Laws, shall only be upon reasonable notice and shall be at Buyer’s sole cost and expense; (ii) Buyer and its representatives shall not be permitted to perform any environmental sampling at any real property owned or leased by the Company or any of its Subsidiaries, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; and (iii) such access shall be electronic if physical access is unfeasible, imprudent or would not be permitted under applicable Law (including any COVID-19 Measures) (provided, however, that the Company shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access not in violation of such Law). All information obtained by Buyer and its respective representatives shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. All requests for access to the properties, books and records of the Company and its Subsidiaries shall be made to the Joint Holder Representatives or such representatives of the Company as the Joint Holder Representatives shall designate. The parties agree that notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement shall survive from the date hereof, and only if the Closing shall occur, the Confidentiality Agreement will terminate at the Closing.
6.3 Exclusivity. From the date of this Agreement to the earlier of (a) termination of this Agreement in accordance with Section 10.1 and (b) the Closing, the Company shall not, and shall cause its Subsidiaries and the representatives of the Company and its Subsidiaries not to, and each Seller shall not, and shall direct its representatives not to, (x) solicit, encourage, initiate, continue or participate in any discussions or negotiations regarding any proposal or offer relating to an acquisition (whether by merger, reorganization, recapitalization or otherwise) of all or any part of the equity interests or any substantial portion of the assets (other than inventory to be sold in the ordinary course of business) of the Company or its Subsidiaries with any other Person other than Buyer or its Affiliates or representatives (an “Acquisition Proposal”), (y) furnish or disclose to any Person any information in connection with any Acquisition Proposal or potential Acquisition Proposal or (z) enter into any letter of intent, binding term sheet, purchase agreement, merger agreement or other similar agreement with any Person with respect to any Acquisition Proposal, in the case of (y) and (z) other than Buyer and its representatives. The Company shall, and shall cause its Subsidiaries and the representatives of the Company and its Subsidiaries to, cease and cause to be terminated any and all discussions, communications, access to confidential information (including through any online or other data sites) or negotiations with any Person other than Buyer and its Affiliates and representatives regarding an Acquisition Proposal. The

Company shall not release any third party from the provisions of any confidentiality agreement entered into with any third party regarding an Acquisition Proposal.
6.4 Cooperation with Respect to Buyer Debt Joinders.
(a)The Company shall use commercially reasonable efforts to and shall cause its Subsidiaries to use commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its and their respective representatives to, provide all cooperation that is necessary, customary or advisable and requested by Buyer to assist Buyer in causing the Company and each of its Subsidiaries (to the extent requested by Buyer) to become guarantors and pledgors (effective as of the Closing) in respect of indebtedness of Buyer or its Affiliates outstanding as of the Closing Date (the causing of such Persons to so become guarantors and pledgors, the “Buyer Debt Joinders”), and the reasonable requests of lenders in respect thereof, including by:
(i)if requested in writing by Buyer at least nine (9) days prior to the Closing Date, furnishing to Buyer all information regarding the Company and its Subsidiaries that is requested by Buyer and required in connection with the Buyer Debt Joinders by regulatory authorities under applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, at least three (3) Business Days prior to the Closing Date;
(ii)executing and delivering financing documents in connection with the Buyer Debt Joinders, including any pledge and security documents, any guarantees, and any joinder documents, and in each case assisting in the preparation of applicable schedules and providing other information necessary in connection therewith, it being understood that such documents will not be recorded or take effect until the Closing Date; and
(iii)facilitating the pledging of collateral, it being understood that such pledges will not take effect until the Closing Date.
(b)Nothing in the foregoing Section 6.4(a) will require the Company or any of its Subsidiaries or any of their respective representatives to:
(i)agree to pay any fees or reimburse any expenses in connection with the Buyer Debt Joinders prior to the Closing Date for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Buyer;
(ii)take any action or provide any information that will conflict with or violate its organizational documents or any applicable material Laws or (in the case of the disclosure of information) would result in the waiver of any legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by Law or to the maximum extent that does not result in a loss of such legal privilege, as applicable, and in the event that the Company or any of its Subsidiaries does not provide access or information in reliance on this clause, the Company shall provide notice to Buyer that information is being withheld);

(iii)take any action that would unreasonably interfere with the business of the Company or its Subsidiaries;
(iv)give indemnities that are effective prior to the Closing Date for which it is not simultaneously indemnified by Buyer;
(v)pass resolutions or consents to approve or authorize the execution of any documentation in connection with the Buyer Debt Joinders or any definitive agreements with respect thereto prior to the Closing Date (provided that the Company and its Subsidiaries and their respective representatives shall cooperate with Buyer to replace any officers and directors of the Company and its Subsidiaries who will not be employed thereby immediately after the Closing with Persons designated by Buyer and to add any officers and directors designated by Buyer, such replacements and additions to become effective at the Closing);
(vi)cause the execution of any certificates or other documents by any employee whose employment by the Company or any of its Subsidiaries will terminate prior to or upon Closing; or
(vii)take any action pursuant to this Section 6.4 that would reasonably be expected to result in personal liability to a director or officer.

In addition, in no event shall any liability or obligation of the Company, any of its Subsidiaries or any of their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Buyer Debt Joinders be required to be effective prior to the Closing Date.
(c)Buyer shall promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses incurred by the Company or any of its Subsidiaries or their respective representatives in connection with the cooperation of the Company and its Subsidiaries and their respective representatives contemplated by Section 6.4(a), and shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any cooperation pursuant to Section 6.4(a) and any information used in connection therewith, except with respect to any fraud, intentional misrepresentation, gross negligence or willful misconduct by any such persons or material breach by any such Persons of their obligations under this Agreement.
(d)Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 9.2(b), as applied to the Company’s and each Seller’s respective obligations under this Section 6.4 (other than in respect of the Company’s and each Seller’s obligations expressly set forth in Sections 6.4(a)(i), (ii) or (iii), subject to the provisions of Section 6.4(b)), shall be deemed to be satisfied unless the Buyer Debt Joinders are not consummated as of the Closing as a result of the Company’s willful and material breach of its obligations under this Section 6.4.

6.5 Certain Assignments. Prior to Closing, the Company shall use its reasonable best efforts to obtain a confirmatory assignment agreement from each Person identified on Schedule 6.5.

6.6 Inventory Aging Schedule; Physical Inventory Count.
        (a) Promptly following the execution of this Agreement, the Company shall commence the preparation of, and shall deliver to Buyer no later than the close of business August 18, 2020, an inventory aging schedule of the finished goods and raw materials of the Company and its Subsidiaries as of June 30, 2020, in a form consistent with the inventory aging schedule (including the inventory aging categories) set forth on Schedule 6.6(a). To the extent necessary, the Company shall subsequently prepare and deliver to Buyer one or more updated inventory aging schedules, each in a form consistent with the inventory aging schedule (including the inventory aging categories) set forth on Schedule 6.6(a), such that a schedule as of a date no earlier than seventy-five (75) days prior to the Closing has been delivered to the Buyer no later than four (4) Business Days prior to the Closing.

        (b) The Company shall use its reasonable best efforts to take all actions as are required to permit a Physical Inventory Count to be conducted prior to the Closing. In furtherance of the foregoing, promptly following public announcement of this Agreement, the Company shall contact all third party counterparties who would be involved in the conduct of a Physical Inventory Count in order to inform them of the Company’s anticipated need to cause a Physical Inventory Count to be conducted in connection with this Agreement, including the potential timing of such count. The Company shall use its reasonable best efforts, in consultation with Buyer, to agree on arrangements and procedures with each such third party in order to permit a Physical Inventory Count to be conducted on the shortest practicable notice period. The Company agrees that in the event that, despite its compliance with this Agreement, a Physical Inventory Count is not conducted prior to Closing, the Company’s obligations under this covenant shall include using its commercially reasonable efforts to allow Buyer to conduct a Physical Inventory Count as soon as practicable following Closing.

ARTICLE VII
COVENANTS OF BUYER

7.1 Indemnification and Insurance.
(a)From and after the Closing Date, Buyer agrees that all rights to indemnification and exoneration (including provisions relating to expense advancement) by the Company or a Subsidiary of the Company existing as of the date of this Agreement in favor of each of the Company’s and such Subsidiary’s former and current officers, directors and employees (the “Indemnified Persons”), as provided in the certificate of formation or other organizational documents of the Company or such Subsidiary, as applicable, in each case, shall survive the Closing and shall continue in full force and effect in accordance with their respective terms, and, following the Closing, Buyer shall cause the Company and its Subsidiaries to comply with all such provisions.

(b)The Company shall obtain, effective as of the Closing Date, a prepaid six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to matters existing or occurring at or prior to the Closing Date. The costs associated with obtaining the “tail” insurance policy described in the immediately preceding sentence (the “D&O Tail Insurance Costs”) shall be borne by the Company and shall constitute a Company Transaction Expense.
(c)The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Indemnified Person may at any time be entitled.
(d)Notwithstanding anything contained in this Agreement to the contrary, this Section 7.1 shall survive the consummation of the transactions contemplated hereby and shall be binding, jointly and severally, on all successors and assigns of Buyer and the Company. In the event that Buyer or the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall succeed to the obligations set forth in this Section 7.1.
7.2 Employment Matters.
(a)From and after the Closing Date, Buyer shall, and shall cause its Subsidiaries (including the Company and its Subsidiaries) to, assume, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to or in respect of each of the employees of the Company and its Subsidiaries (including those employees who are full-time, part-time, temporary, on vacation or on a medical leave or disability or any other paid or unpaid leave of absence) as of the Closing Date (collectively, the “Continuing Employees”) arising under the terms of any Company Benefit Plan or other agreement or arrangement between the Company or any of its Subsidiaries identified on Schedule 4.13(a) and any Continuing Employee, as in effect immediately prior to the Closing Date, for as long as such Company Benefit Plan or other agreement or arrangement is in effect, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event); provided that Buyer may amend or terminate any such Company Benefit Plan in accordance with its terms.
(b)Without limiting the foregoing, for a period of not less than one year following the Closing Date, Buyer shall, and shall cause its Subsidiaries (including the Company and its Subsidiaries) to, provide to each of the Continuing Employees (i) at least the same base salary or wage rate and cash incentive opportunities provided to such Continuing Employees immediately prior to the Closing, and (ii) other compensation and benefits (including, without limitation, severance, retirement, health and welfare benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Closing. This Section 7.2 shall not limit the obligation of Buyer, the Company or any of its Subsidiaries to maintain any compensation arrangement or benefit plan that, pursuant to an existing contract or applicable Law, must be maintained for a period longer than one year. No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to prohibit Buyer or any of its Subsidiaries from having the right to terminate the employment of any Continuing Employee, provided that any such termination is effected in accordance with applicable Law.
(c)From and after the Closing, each Continuing Employee shall be credited for all purposes (including for purposes of eligibility to participate or receive benefits, level of benefits, vesting, benefit accrual and any other purposes as may be required under applicable Law) under any employee benefit plans, arrangements, policies, programs and employment-related entitlements (including for purposes of accruals and usage of vacation and leave entitlements and for purposes of severance or separation pay plans) provided, sponsored, maintained or contributed to by Buyer or any of its Subsidiaries (collectively, “Buyer Benefit Plans”) for such Continuing Employee’s service with the Company or any of its Subsidiaries, and with any predecessor employer, to the same extent such service was (or would have been) recognized by the Company or any of its Subsidiaries prior to the Closing; provided, that the foregoing shall not apply for purposes of benefit accrual under any defined benefit pension plan or employer-subsidy under a retiree medical plan or to the extent such credit would result in the duplication of benefits for the same period of service.
(d)Buyer shall, or shall cause its Affiliates to, (i) waive for each Continuing Employee and his or her dependents, any waiting period or payment in lieu of waiting period provisions, pre-existing condition limitations, actively-at-work requirements and any other restriction that would prevent immediate or full participation and coverage under the Buyer Benefit Plans (if applicable, and to the extent permitted by the terms of the applicable Buyer Benefit Plan) (except to the extent such provision, limitation, requirement or other restriction applied to such Continuing Employee under the terms of comparable Company Benefit Plans prior to Closing), and (ii) reimburse each Continuing Employee for any co-payments, deductibles and out-of-pocket expenses incurred under the Buyer Benefit Plans in the same plan year as the Closing, to the extent such out-of-pocket expenses would not have been incurred had the Continuing Employee remained under the terms of the comparable Company Benefit Plan prior to Closing for the remainder of the plan year.

(e)The parties acknowledge and agree that all provisions contained in this Section 7.2 are included for the sole benefit of the parties hereto. This Agreement is not intended by the parties to, and nothing in this Section 7.2 or otherwise in this Agreement, whether express or implied, shall, (i) constitute or be treated as an establishment, amendment or other modification to any Company Benefit Plan, Buyer Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement, (ii) create any obligation of the parties hereto to any Person (other than the other parties hereto) with respect to any Buyer Benefit Plan or any employee benefit plan, program, policy, agreement or arrangement of the Company or its Affiliates or (iii) create any third party beneficiary or other rights in any other Person, including any Continuing Employee.

7.3 Retention of Books and Records. Buyer shall cause the Company and its Subsidiaries to retain all material books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and its Subsidiaries in existence at the Closing that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date, and to make the same available after the Closing, to the extent it does not unreasonably interfere with the operations of Buyer and the Company (and its Subsidiaries), and subject to entering into a customary confidentiality agreement, for inspection and copying by the Joint Holder Representatives or their representatives at the Joint Holder Representatives’ expense, for any reasonable and non-competitive business purpose, during regular business hours and upon reasonable request and upon reasonable advance notice.

7.4 Contact with Customers and Suppliers. Prior to the Closing Date, (x) Buyer and its Affiliates, on the one hand, and the Company, on the other hand, shall coordinate with each other with respect to communications to customers, potential customers, suppliers, distributors or licensors of the Company or any of the Company’s Subsidiaries, or any other Persons having a business relationship with the Company or any of the Company’s Subsidiaries, in each case concerning the transactions contemplated hereby, (y) neither Buyer nor the Company will make any written communications to any such Persons relating to the transactions contemplated hereby without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed) and (z) neither Buyer nor the Company will arrange or attend any meeting with any such Persons that is specifically intended to discuss the transactions contemplated hereby without having given the other party the reasonable opportunity to attend such meeting.
7.5 RWI Policy. To the extent Buyer obtains a representations and warranty insurance policy (an “RWI Policy”), Buyer shall be solely responsible for payment of the premium and all other costs of the RWI Policy. Any such RWI Policy shall include: (a) a provision whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Company or its Affiliates, or any former or current general or limited partners, shareholders, managers, members, directors, officers, or employees of any of the foregoing with respect to any claim made by any insured thereunder (except in the case of Fraud), and (b) a provision that provides that Buyer is not obligated to bring a claim against the Company prior to bringing a claim under the RWI Policy. Following the Closing, Buyer will not agree to the provisions of the RWI Policy addressing the requirements of the previous sentence being amended or modified in a manner adverse to the Company or the Sellers.
7.6 PPP Loan. If, following the Closing, the PPP Loan (or any portion thereof) is forgiven by Mission Valley Bank in accordance with its terms, Buyer shall, within five (5) Business Days following receipt of written notice by Buyer from Mission Valley Bank of such forgiveness, cause the Company to pay to the Joint Holder Representatives, by wire transfer of immediately available funds to the account designated by the Joint Holder Representatives in writing to Buyer, the principal amount of the PPP Loan that was forgiven. The Joint Holder Representatives hereby agree that any such amounts received by the Joint Holder Representatives shall be distributed to the Sellers in accordance with such Seller’s Applicable Percentages (it being understood that Buyer and the Company shall have no obligation to pay any such amount directly to Sellers). The parties agree that Buyer and the Company shall have no obligation to (a) file any forgiveness application with respect to the PPP Loan or participate or cooperate in any way with the Company’s application for such forgiveness or (b) pay any amounts pursuant to this paragraph except to the extent that such amounts were included in the definition of “Funded Debt” at the Closing.
ARTICLE VIII
JOINT COVENANTS
8.1 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Buyer, the Company and each Seller shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Buyer, the Sellers, the Company or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable (but in any event prior to the Termination Date). Notwithstanding the foregoing, in no event shall Buyer, the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee (other than the payment of nominal administrative, processing or similar fees or charges) or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated hereby pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party. This Section 8.1 does not apply to filings, submissions of information, consents, approvals or other actions under or relating to antitrust or competition Laws, which are the subject of Section 8.6.
8.2 Escrow Agreement. Each of the Company, the Joint Holder Representatives and Buyer agree to cooperate and use their respective reasonable efforts to negotiate and, concurrently with the Closing, enter into a definitive escrow agreement on customary terms and conditions (the “Escrow Agreement”).
8.3 Further Assurances. Each party hereto agrees that, from time to time after the Closing Date, it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement, including cooperating with the other parties hereto, to the extent reasonably requested by such other parties and at such other parties’ sole expense, to enforce rights and obligations provided herein against any third party.
8.4 Tax Matters.
(a)Tax Treatment of Transactions. For U.S. federal income tax purposes (and any applicable corresponding state or local tax purposes), the sale of the Company Units by the Sellers to Buyer, and the purchase thereof by Buyer, shall be treated in accordance with IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), (i) with respect to Buyer, as a deemed purchase of all of the assets of the Company and its Subsidiaries, and (ii) with respect to the Sellers, as a sale of one-hundred percent (100%) of the interests in a partnership. As a result of the sale and purchase of the Company Units, the Company shall terminate for U.S. federal income Tax purposes under Section 708(b)(1) of the Code as of the end of the Closing Date. None of the Sellers, the Company, the Joint Holder Representatives, Buyer or any of their respective Affiliates shall take any position inconsistent with such treatment in notices to or filings with Taxing Authorities, in any Tax Proceeding, or in other documents or notices relating to the transactions contemplated by this Agreement, except to the extent otherwise required to do so by a “determination” as defined in Section 1313(a) of the Code (or any similar provision of state or local law).
(b)Purchase Price Allocation. The Purchase Price (along with any other items that are treated as additional consideration for U.S. federal and applicable state and local income Tax purposes (including, for the avoidance of doubt, any liabilities that, for U.S. federal and applicable state and local income Tax purposes, are treated as assumed by Buyer)) shall be allocated among the assets of the Company and its Subsidiaries (and any assets that, for U.S. federal and applicable state and local income Tax purposes, are treated as assets purchased by Buyer pursuant to this Agreement) in a manner consistent with (i) Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding provisions of state or local Tax Law) and (ii) the methodology set forth on Annex B (the “Allocation Methodology” and such allocation, the “Allocation”). A proposed Allocation shall be prepared by the Joint Holder Representatives and delivered to Buyer within ninety (90) days after the Closing Date. Buyer shall review the draft Allocation and provide any comments with respect thereto within thirty (30) days after receiving such draft Allocation (“Buyer Allocation Comments”). The Joint Holder Representatives and Buyer shall cooperate in good faith to resolve any disputes relating to the Allocation; provided, however, that no position shall be taken with respect to the Allocation that is inconsistent with the Allocation Methodology. If the Joint Holder Representatives and Buyer fail to resolve any such disputes within twenty (20) days from the receipt of any Buyer Allocation Comments, they shall promptly thereafter engage an independent accounting firm of recognized national standing mutually selected by the Joint Holder Representatives and Buyer (the “Accounting Firm”), to resolve any remaining disputes. The determination of the Accounting Firm shall be final, conclusive and binding on the parties hereto and their respective Affiliates. All fees and expenses of the Accounting Firm relating to the work, if any, to be performed by the Accounting Firm hereunder shall be borne equally between Buyer, on the one hand, and the Joint Holder Representatives as a Holder Representative Expense, on the other hand. Any Allocation determined pursuant to the decision of the Accounting Firm shall incorporate, reflect and be consistent with this Section 8.4 and the Allocation Methodology. The Allocation, as prepared by the Joint Holder Representatives if no Buyer Allocation Comments have been provided, as adjusted pursuant to any agreement between the Joint Holder Representatives and Buyer, or as finally determined by the Accounting Firm in accordance with this Section 8.4(b) (the “Final Allocation”), shall be binding on Buyer, the Company, the Joint Holder Representatives and the Sellers absent manifest error and shall, in all events, be consistent with the Allocation Methodology. The Final Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Purchase Price and any other items that are treated as additional consideration for U.S. federal and applicable state and local Tax purposes. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code, each of Buyer, the Company and the Sellers shall prepare and file its Tax Returns (including, the Company’s IRS Form 1065 for the taxable year ending on the Closing Date) in a manner consistent with the Final Allocation and, subject to the following sentence, shall take no position contrary thereto or inconsistent therewith. In the event that the Final Allocation is disputed by any Taxing Authority, the party receiving notice of such dispute shall (i) promptly notify the other party in writing of such notice, (ii) upon reasonable request of the other party, promptly provide information concerning the progress of the dispute solely to the extent relating to the Final Allocation, (iii) conduct such dispute diligently and defend the Final Allocation in good faith, and (iv) promptly notify the other party in writing of the resolution of such dispute.
(c)Tax Returns. The Joint Holder Representatives, at the expense of the Sellers, shall prepare and timely file, or shall cause to be prepared and timely filed, all Pass-Through Tax Returns in respect of the Company and its Subsidiaries that relate to any taxable period ending on or before the Closing Date (including the Company’s final IRS Form 1065 and corresponding state, local or foreign Tax Returns). All such Pass-Through Tax Returns shall (i) be prepared in a manner consistent with the terms of this Agreement and past practice of the Company and (ii) to the extent permitted under applicable Law and not inconsistent with clause (i), reflect all Transaction Tax Deductions. The Joint Holder Representatives shall provide a substantially final draft of each such Pass-Through Tax Return that is due after the Closing to Buyer at least twenty (20) days prior to the due date for filing such Pass-Through Tax Return (taking into account any applicable extensions) and shall in good faith consider any revisions or comments to such Pass-Through Tax Return as may be reasonably requested by Buyer and provided to the Joint Holder Representatives at least five (5) days prior to the due date for such Pass-Through Tax Return (taking into account any applicable extensions). Each applicable Seller shall be solely responsible for and shall pay, or cause to be paid (x) all Taxes imposed on such applicable Seller in respect of such Pass-Through Tax Returns for any Pre-Closing Tax Periods and (y) except as provided in Section 8.4(h), all Taxes (whether imposed by withholding or otherwise) imposed on or with respect to the applicable Seller as a result of the transactions contemplated by this Agreement. For the avoidance of doubt, no Seller shall be responsible for any Taxes described under the previous sentence that are properly imposed on a different Seller. The preparation and filing of any other Tax Return of the Company or its Subsidiaries that is due after the Closing shall be exclusively within the control of Buyer.
(d)Certain Tax Returns and Tax Elections. Notwithstanding anything herein to the contrary, in connection with any imputed underpayment as determined under Section 6225 of the Code resulting from any adjustment by any Taxing Authority to any Company-related items with respect to any Pre-Closing Tax Period:
(i)The Company shall make the election under Section 6226 of the Code (and any similar election under state, local or other Tax Law) with respect to the alternative to payment of imputed underpayment by the Company, the Sellers shall pay such Taxes as may be due with respect to any adjustment to a partnership-related item described in Section 6226 of the Code, and the parties shall take any other action necessary to effectuate such election and prevent any such adjustment from adversely affecting Buyer and its Affiliates (including the Company after the Closing); and

(ii)Unless the Company has made a timely election under Section 6226 of the Code with respect to such Pre-Closing Tax Period, at the request of Buyer, the Sellers shall prepare and file, at their expense, such amended Tax Return(s) described in Section 6225(c)(2) of the Code and the Treasury Regulations promulgated thereunder with respect to such taxable period, and pay such Taxes as may be due with each such Tax Return, in each case in accordance with the requirements of Section 6225(c)(2) of the Code and any applicable Treasury Regulations, such that Buyer and its Affiliates (including the Company after the Closing) are not adversely affected by any such adjustment, and the parties shall take any other action necessary to prevent any such adjustment from adversely affecting Buyer and its Affiliates (including the Company after the Closing).

(e)Tax Contests. Buyer, the Company and its Subsidiaries, on the one hand, and the Joint Holder Representatives and the Sellers, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any Tax Proceeding with respect to Pass-Through Tax Returns of the Company and its Subsidiaries for a taxable period ending on or before the Closing Date (and such Tax Proceeding, a “Pass-Through Tax Contest”). Subject to compliance with Sections 8.4(c), 8.4(d) and 8.4(f), the Joint Holder Representatives shall control the conduct of any Pass-Through Tax Contest; provided that, to the extent such Pass-Through Tax Contest would or would reasonably be expected to adversely affect Buyer or its Affiliates (including the Company) after the Closing, (i) Buyer shall have the right to participate in the defense of any such Pass-Through Tax Contest at Buyer’s own expense, and (ii) the Joint Holder Representatives shall keep Buyer reasonably informed concerning the progress of the Pass-Through Tax Contest and may not settle any such Pass-Through Tax Contest without the prior written consent of Buyer, such consent not to be unreasonably withheld, delayed or conditioned.
(f)Cooperation. Buyer and the Joint Holder Representatives and each of their respective Affiliates (including the Company) shall cooperate to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Tax Proceeding regarding Taxes of, or with respect to, the Company or its Subsidiaries.
(g)Post-Closing Actions. Without the prior written consent of the Joint Holder Representatives, except as otherwise provided for in this Agreement, neither Buyer nor any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall (i) make any Tax election after the Closing outside the ordinary course of business with respect to the Company or any of its Subsidiaries, which election is effective on or before the Closing Date, or (ii) amend any income Tax Return of the Company in respect of any taxable period ending on or before the Closing Date, which amendment is filed after the Closing (other than any such amendment required to be filed after the Closing in connection with the resolution of any Tax Proceeding), in each case, to the extent such Tax election or amendment could impose any Tax liability on any Seller.
(h)Transfer Taxes. Notwithstanding anything else in this Agreement, all transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including any applicable real estate transfer Taxes) incurred in connection with this Agreement and imposed as a result of the transactions contemplated hereby (“Transfer Taxes”) shall be borne 50% by the Sellers and 50% by Buyer; provided, that any Transfer Taxes for which the Sellers are responsible pursuant to this Section 8.4(h) shall constitute Company Transaction Expenses and the Sellers shall not be required to make separate payment of any kind in respect of any Transfer Taxes. Unless otherwise required by applicable Law, Buyer shall prepare and file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all Transfer Taxes and shall timely pay all Transfer Taxes. Sellers and the Joint Holder Representatives shall cooperate in the timely completion and filing of all such Tax Returns. Upon request, Buyer shall provide the Joint Holder Representatives with evidence satisfactory to the Joint Holder Representatives that all Transfer Taxes have been paid. The parties shall cooperate in good faith to minimize the amount of any Transfer Taxes.
(i)Tax Sharing Agreements. The rights and obligations of the Company and its Subsidiaries pursuant to all tax sharing agreements or arrangements (other than this Agreement) to which the Company or any of its Subsidiaries, on the one hand, and Sellers or any of their Affiliates (other than the Company and its Subsidiaries), on the other hand, are parties shall be terminated at or prior to Closing, and neither Sellers nor any of their Affiliates nor the Company or any of its Subsidiaries shall have any rights or obligations thereunder in respect of such agreements or arrangements for any past or future period. From and after the Closing, neither the Company nor any of its Subsidiaries shall have any obligation to any of the Sellers pursuant to the Company LLC Agreement.
(j)Use of Founder Names. Buyer may continue for a period of up to two (2) years following the Closing (the “Transition Period”) to use and display the names of Mike Boone and Kyle Schroeder (the “Founder Names”), but only in substantially the same manner as used by the Company prior to Closing. Without limiting the foregoing, Buyer shall be permitted to sell off any products bearing the Founder Names that exist prior to the end of the Transition Period. Notwithstanding anything to the contrary herein, Buyer shall not be prevented from using the Founder Names in a manner that constitutes “nominal fair use” under applicable Law.
8.6 HSR Act Approvals.
(a)In connection with the transactions contemplated by this Agreement, the parties hereto shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly, but in no event later than ten (10) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act and (ii) use their reasonable best efforts to obtain early termination of the waiting period under the HSR Act. The parties hereto shall use reasonable best efforts to substantially comply with any Antitrust Information or Document Requests.
(b)The parties hereto shall exercise their reasonable best efforts and take all necessary steps to (i) obtain termination or expiration of the waiting period under the HSR Act as soon as practicable (but in any event prior to the Termination Date), (ii) furnish each other with all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement, (iii) comply with any Antitrust Information or Document Requests, and (iv) otherwise cooperate with each other in connection with any filing and in connection with resolving any investigation or other inquiry of any

Governmental Authority. Should any Antitrust Authority threaten to institute or institute any Proceeding under any antitrust or competition law that would challenge or affect this Agreement or the consummation of the transactions contemplated hereby (an “Antitrust Proceeding”), the parties shall exercise their reasonable best efforts to (x) defend or oppose such Antitrust Proceedings, and (y) seek to have lifted or rescinded any injunction or restraining order issued in connection with such Antitrust Proceedings which may adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Governmental Order with respect thereto.
(c)Notwithstanding anything to the contrary herein, Buyer’s obligations shall not include (i) proffering nor consenting nor agreeing to a Governmental Order or other agreement providing for the sale, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, particular assets, categories of assets or lines of business of the Company or any of its Subsidiaries or Buyer or any of its Affiliates, (ii) offering to terminate any existing relationships and contractual rights and obligations, and (iii) otherwise offering to take or offering to commit to take any action that limits their freedom of action with respect to any of the assets or business of Buyer or any of its Affiliates or the Company or any of its Subsidiaries, or their ability to retain any of their assets or lines of business.
(d)Each party hereto shall promptly furnish to the other parties hereto copies of any notices or written communications received or given by a party hereto or any of its Affiliates from or to any Governmental Authority with respect to the transactions contemplated by this Agreement, and each party hereto shall permit counsel to the other parties hereto an opportunity to review in advance, and each party hereto shall consider in good faith the views of such counsel in connection with, any proposed written communications by a party hereto and its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. Each party hereto agrees to provide the other parties hereto and their counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between a party hereto and any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
(e)Buyer shall be solely responsible for and pay all fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement.
ARTICLE IX
CONDITIONS TO OBLIGATIONS

9.1 Conditions to the Obligations of Buyer, the Company and the Sellers. The obligations of the parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent permissible under applicable Law) in writing by Buyer and the Joint Holder Representatives of each of the following conditions:

(a)All waiting periods under the HSR Act, or under any timing agreements with a Governmental Authority entered into with the approval of the Joint Holder Representatives and Buyer, relating to the transactions contemplated hereby shall have expired or been terminated.
(b)There shall not be in force any Governmental Order issued by any Governmental Authority of competent jurisdiction enjoining, making illegal or prohibiting the consummation of the transactions contemplated by this Agreement.

9.2 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent permissible under applicable Law) in writing by Buyer of each of the following additional conditions:
(a)Each of the representations and warranties of the Company contained in Article IV (other than Fundamental Representations and the representation and warranty contained in Section 4.21(a) (Absence of Changes)) and the representations and warranties of the Sellers contained in Section 3.3 (Consents and Approvals; No Violations) and Section 3.5 (Litigation)), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of that date (except with respect to representations and warranties which are expressly made as of an earlier date, which representations and warranties shall be true and correct at and as of such date), except for any inaccuracy or omission that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of that date (except with respect to representations and warranties which are expressly made as of an earlier date, which representations and warranties shall be true and correct at and as of such date), except where any failure of such representations and warranties to be so true and correct is, individually or in the aggregate, de minimis. The representation and warranty of the Company contained in Section 4.21(a) (Absence of Changes) and the representation and warranty of Sellers contained in Section 3.4 (Title to the Company Units; Ownership by Sellers) shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of that date.
(b)Each of the Company, each of the Sellers and the Joint Holder Representatives shall have performed in all material respects all covenants and obligations required to be performed by her, she or it under this Agreement at or prior to the Closing.
(c)The Company shall have delivered to Buyer the certificate contemplated by Section 2.3(a)(iv).
9.3 Conditions to the Obligations of the Company and the Sellers. The obligations of the Company and Sellers to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent permissible under applicable Law) in writing by the Joint Holder Representatives of each of the following additional conditions:
(a)Each of the representations and warranties of Buyer contained in Article V (other than the representations and warranties contained in the first sentence of Sections 5.1 and 5.2),

disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of that date (except with respect to representations and warranties which are expressly made as of an earlier date, which representations and warranties shall be true and correct at and as of such date), except for any inaccuracy or omission that has not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer. Each of the representations and warranties contained in the first sentence of Section 5.1 and Section 5.2, shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of that date (except with respect to representations and warranties which are expressly made as of an earlier date, which representations and warranties shall be true and correct at and as of such date), except where any failure of such representations and warranties to be so true and correct is, individually or in the aggregate, de minimis.
(b)Buyer shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)Buyer shall have delivered to the Company the certificate contemplated by Section 2.3(b)(ii).
9.4 Frustration of Conditions. None of the Company, Buyer or Sellers may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was principally caused by the failure of such party to comply with its material obligations under this Agreement.
ARTICLE X
TERMINATION/EFFECTIVENESS
10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)by written consent of the Joint Holder Representatives and Buyer;
(b)by written notice to the Company from Buyer if:
(i) there is any material breach of (x) any representation or warranty of the Company, the Sellers or the Joint Holder Representatives set forth in this Agreement, such that the condition set forth in Section 9.2(a) would not be satisfied at the Closing, or (y) any covenant or agreement of the Company, the Sellers or the Joint Holder Representatives set forth in this Agreement, such that the condition set forth in Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), provided that, if such Terminating Company Breach is curable, then Buyer may not terminate this Agreement under this Section 10.1(b)(i) unless such breach has not been cured by the date which is the earlier of (A) thirty (30) days after receipt by the Company of notice from Buyer of such breach or (B) three (3) Business Days prior to the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available if Buyer is then in breach of any of its representations, warranties, covenants or agreements hereunder, in each case, such that the conditions set forth in Sections 9.3(a) or 9.3(b) would not be satisfied;

(ii) the conditions set forth in Sections 9.1(a) and 9.1(b) have not been satisfied by October 15, 2020; provided, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) may only be exercised prior to 5:00 p.m. (New York time) on October 20, 2020; provided, further that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available if Buyer’s breach of any provision of this Agreement is the principal cause of the failure of either of the conditions set forth in Sections 9.1(a) and 9.1(b) to have been satisfied by such date;
(iii) the Closing has not occurred on or before February 1, 2021 (the “Termination Date”) provided, that the right to terminate this Agreement pursuant to this Section 10.1(b)(iii) shall not be available if Buyer’s breach of any provision of this Agreement is the principal cause of the failure of the Closing to have occurred; or
(iv) a Governmental Order issued by any Governmental Authority of competent jurisdiction permanently enjoining, making illegal or prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 10.1(b)(iv) shall not be available if the breach of any provision of this Agreement by Buyer is the principal cause of the failure of the Closing to have occurred; or

(c)by written notice to Buyer from the Company if:
(i) there is any material breach of (x) any representation or warranty of Buyer set forth in this Agreement, such that the condition set forth in Section 9.3(a) would not be satisfied at the Closing, or (y) any covenant or agreement of Buyer set forth in this Agreement, such that the condition specified in Section 9.3(b) would not be satisfied at the Closing (a “Terminating Buyer Breach”), provided that, if any such Terminating Buyer Breach is curable, then the Company may not terminate this Agreement under this Section 10.1(c)(i) unless such breach has not been cured by the date which is the earlier of (A) thirty (30) days after receipt by Buyer of notice from the Company of such breach or (B) three (3) Business Days prior to the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(c)(i) shall not be available if the Company, any Seller or the Joint Holder Representatives (or any combination of them) is then in breach of any of its representations, warranties, covenants or agreements hereunder, in each case, such that the conditions set forth in Sections 9.2(a) or 9.2(b) would not be satisfied;
(ii) the conditions set forth in Sections 9.1(a) and 9.1(b) have not been satisfied by October 15, 2020; provided, that the right to terminate this Agreement pursuant to this Section 10.1(c)(ii) may only be exercised prior to 5:00 p.m. (New York time) on October 20, 2020; provided, further that the right to terminate this Agreement pursuant to this Section 10.1(c)(ii) shall not be available if the breach of any provision of this Agreement by the Company, any Seller or the Joint Holder Representatives (or any combination of them) is the principal cause of the failure of either of the conditions set forth in Sections 9.1(a) and 9.1(b) to have been satisfied by such date;
(iii) the Closing has not occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c)(iii) shall not be available if the breach of any provision of this Agreement by the Company, any Seller or the Joint Holder Representatives (or any combination of them) is the principal cause of the failure of the Closing to have occurred; or
(iv) a Governmental Order issued by any Governmental Authority of competent jurisdiction permanently enjoining, making illegal or prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 10.1(c)(iv) shall not be available if the breach of any provision of this Agreement by the Company, any Seller or the Joint Holder Representatives (or any combination of them) is the principal cause of the failure of the Closing to have occurred.

10.2 Effect of Termination.
(a)Generally. Except as otherwise expressly set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, without any liability or obligation on the part of any party hereto or its respective Affiliates, officers, directors, employees, stockholders or representatives, other than liability of the Company or Sellers, as applicable, for Fraud or any intentional and willful breach of this Agreement, in each case, occurring prior to such termination. The provisions of Sections 6.4(c) and this Section 10.2, Articles XII and XIII, and the Confidentiality Agreement shall survive any termination of this Agreement.
(b)Early Termination Fee. If the Company terminates this Agreement pursuant to Section 10.1(c)(ii), within two (2) business days after such termination, the Company shall pay to Buyer a non-refundable termination fee, without offset or reduction of any kind, in cash in U.S. dollars by wire transfer of immediately available funds, in an amount equal to $1,500,000 (the “Early Termination Fee”). If Buyer terminates this Agreement pursuant to Section 10.1(b)(ii), within two (2) Business Days after any such termination, Buyer shall pay to the Company a non-refundable termination fee, without offset or reduction of any kind, in cash in U.S. dollars by wire transfer of immediately available funds, in an amount equal to Early Termination Fee.
(c)Buyer Termination Fee. If Buyer terminates this Agreement pursuant to Section 10.1(b)(iii) or 10.1(b)(iv) (solely with respect to a Governmental Order arising under the HSR Act), or if Company terminates this Agreement pursuant to Section 10.1(c)(iii) or 10.1(c)(iv) (solely with respect to a Governmental Order arising under the HSR Act) and, at the time of such termination, one or more of the conditions set forth in Section 9.1(a) and Section 9.1(b) have not been satisfied or waived, all of the other conditions set forth in Section 9.1, Section 9.2, and Section 9.3 have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied were the Closing to occur at such time)) and no material breach by the Company, any Seller or the Joint Holder Representatives (or any combination of them) of this Agreement has been the principal cause of the failure to be satisfied of all or any of the conditions listed in Sections 9.1(a) and 9.1(b), within two (2) Business Days after such termination, Buyer shall pay to the Company a non-refundable termination fee, without offset or reduction of any kind, in cash in U.S. dollars by wire transfer of immediately available funds, in an amount equal to $10,000,000 (the “Termination Fee”).

(d)Each of the parties to this Agreement expressly acknowledges and agrees that if the Early Termination Fee or the Termination Fee becomes payable by, and is actually paid by, Buyer, then such Early Termination Fee or Termination Fee, as applicable, shall be the sole and exclusive remedy of the Company, the Sellers and the Joint Holder Representatives (and each of their Affiliates) for damages against Buyer and its Affiliates and its and their representatives in connection with this Agreement, and in no event will the Company, any Seller or any Joint Holder Representative (or any of their Affiliates) seek to recover any other money damages or seek any other remedy based on a claim in law or equity for any reason in connection with this Agreement. In no event shall Buyer be required to pay both the Early Termination Fee and the Termination Fee, or to pay the Early Termination Fee or the Termination Fee on more than one occasion. If Buyer fails to pay the Early Termination Fee or the Termination Fee when due, Buyer will reimburse the Company for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such amounts and the enforcement by the Company of its rights under this Section 10.2 within two (2) Business Days after the Company provides Buyer with a notice of such fees and expenses. If Buyer fails to pay any amount when due pursuant to this Section 10.2, then Buyer shall pay or cause to be paid to the Company the amount due, together with interest accruing daily on such amount from the date on which such payment was due at an annual rate equal to the prime rate set forth in The Wall Street Journal in effect on the date such payment was due, plus two percent (2%).
(e)Each of the parties to this Agreement expressly acknowledges and agrees that if the Early Termination Fee becomes payable by, and is actually paid by, the Company, then such Early Termination Fee shall be the sole and exclusive remedy of Buyer and its Affiliates for damages against the Company, the Sellers and the Joint Holder Representatives and each of their Affiliates and representatives in connection with this Agreement, and in no event will Buyer and its Affiliates seek to recover any other money damages or seek any other remedy based on a claim in law or equity for any reason in connection with this Agreement. In no event shall the Company be required to pay the Early Termination Fee on more than one occasion. If the Company fails to pay the Early Termination Fee when due, the Company will reimburse Buyer for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such amounts and the enforcement by Buyer of its rights under this Section 10.2 within two (2) Business Days after Buyer provides the Company with a notice of such fees and expenses. If the Company fails to pay any amount when due pursuant to this Section 10.2, then the Company shall pay or cause to be paid to Buyer the amount due, together with interest accruing daily on such amount from the date on which such payment was due at an annual rate equal to the prime rate set forth in The Wall Street Journal in effect on the date such payment was due, plus two percent (2%).
(f)The parties acknowledge and agree that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of Buyer, the Sellers, the Company or the Joint Holder Representatives would enter into this Agreement. The parties acknowledge and agree that the Termination Fee or the Early Termination Fee, if and when required to be paid pursuant to this Section 10.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the recipient for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the occurrence of the Closing, which amount would otherwise be impossible to calculate with precision.
ARTICLE XI
JOINT HOLDER REPRESENTATIVES

11.1 Designation and Replacement of Joint Holder Representatives. The parties have agreed that it is desirable to designate representatives to act on behalf of holders of the Company Units for all purposes under this Agreement (the “Joint Holder Representatives”). The Sellers hereby designate Mike Boone and Kyle Schroeder as the initial Joint Holder Representatives, and appoint each of them as agent and attorney-in-fact for and on behalf of the other Sellers for all purposes under this Agreement. Either or both of the Joint Holder Representatives may resign at any time by five days’ prior written notice to Buyer, and either or both of the Joint Holder Representatives may be removed by the vote of Sellers which collectively owned a majority of the Company Units as of the date of this Agreement (the “Majority Holders”). In the event that a Joint Holder Representative has resigned or been removed, a new Joint Holder Representative shall concurrently be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Joint Holder Representative (and if such acceptance does not occur promptly, a new Joint Holder Representative shall promptly be appointed). If one Joint Holder Representative has resigned or been removed, the other Joint Holder Representative may act alone in such role until the appointment of a second Joint Holder Representative has become effective. All power, authority, rights and privileges conferred in this Agreement to the initial Joint Holder Representatives will apply to any successor Joint Holder Representative. The designation of any Person as a Joint Holder Representative is and shall be coupled with an interest, and, except as set forth in this Article XI, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the holders of Company Units.
11.2 Authority and Rights of the Joint Holder Representatives; Limitations on Liability. The Joint Holder Representatives shall (acting jointly but not separately) have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Joint Holder Representatives shall have no obligation to act, except as expressly provided herein. Without limiting the generality of the foregoing, each Seller agrees that the Joint Holder Representatives have full power, authority and discretion, on behalf of each Seller and his, her or its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Sellers in connection herewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive service of process in connection with any claims under this Agreement or any document or agreement contemplated to be executed or delivered in connection with this Agreement, (iv) agree to, negotiate and enter into settlements and compromises of, and assume the defense of, claims, and demand arbitration and comply with Governmental Orders and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgement of the Joint Holder Representatives for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) take all actions necessary or appropriate in the judgment of the Joint Holder Representatives on behalf of the Sellers in connection with this Agreement, (vii) make any determinations and settle any matters in connection with the Adjustment Amount, (viii) authorize delivery to Buyer of the Escrow Funds or any portion thereof pursuant to this Agreement, (ix) distribute the Escrow Funds and (x) deduct, hold back or redirect any funds which may be payable to any Seller pursuant to the terms of this Agreement or any document or agreement contemplated to be executed or delivered in connection with this Agreement, (x) estimate and determine the amounts of Holder Representative Expenses and pay such Holder Representative Expenses and (xi) after the Closing, negotiate and enter into any amendments to this Agreement and the Escrow Agreement for and on behalf of the Sellers. All actions taken by the Joint Holder Representatives under this Agreement shall be binding upon the Sellers and their successors as if expressly confirmed and ratified in writing by each of them. The Joint Holder Representatives shall, in their capacity as such, have no liability to Buyer, the Company or any holder of Company Units with respect to actions taken or omitted to be taken in their capacity as the Joint Holder Representatives, except that the Joint Holder Representatives will be liable for their willful misconduct or actual fraud, as finally determined by a court of competent jurisdiction from which no further appeal may be taken. The Joint Holder Representatives shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Joint Holder Representatives shall not be required to follow any such direction, and shall be under no obligation to take any action in their capacity as the Joint Holder Representatives, unless the Joint Holder Representatives are holding the Holder Representative Fund delivered to them under Section 2.5 and have been provided with other funds, security or indemnities which, in the sole determination of the Joint Holder Representatives, are sufficient to protect the Joint Holder Representatives against the costs, expenses and liabilities which may be incurred by the Joint Holder Representatives in responding to such direction or taking such action. The Joint Holder Representatives shall be entitled to engage such counsel, experts and other agents and consultants as they shall deem necessary in connection with exercising their powers and performing their function hereunder and (in the absence of bad faith on the part of the Joint Holder Representatives) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Joint Holder Representatives shall be entitled to reimbursement from (i) the Holder Representative Fund, (ii) amounts released from the Escrow Funds for the benefit of Sellers and (iii) amounts otherwise received by them in their capacity as the Joint Holder Representatives for the benefit of the Sellers pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of their counsel, experts and other agents and consultants) incurred by the Joint Holder Representatives in such capacity, and shall be entitled to indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in their capacity as the Joint Holder Representatives (except for those arising out of the Joint Holder Representatives’ gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. In the event that the Joint Holder Representatives determine, in their sole and absolute discretion, that the Holder Representative Fund paid to the Joint Holder Representatives pursuant to Section 2.5 exceeds the Holder Representative Expenses, the Joint Holder Representatives shall pay such excess amount (the “Holder Representative Excess Amount”) to the Sellers in accordance with their Applicable Percentages. Buyer and the Company shall be able to rely conclusively (without liability) on any instructions given and actions taken by the Joint Holder Representatives as the instruction and decision of each Seller and each holder of Company Units in all matters referred to herein, including instructions with respect to the payment and distribution of any amounts payable pursuant to or in relation to this Agreement. No party hereto or holder of Company

Units shall have any cause of action against Buyer or the Company for any action taken by Buyer or the Company in reliance upon the written instructions or decisions of the Joint Holder Representatives, or otherwise on account of payments or distributions made by or on behalf of Buyer in accordance with the instructions of the Joint Holder Representatives.
ARTICLE XII
SURVIVAL; LIMITED REMEDIES

12.1 Expiration of Representations, Warranties and Covenants. Each representation, warranty, covenant and obligation contained herein and in any certificate related to any such representation, warranty, covenant or obligation shall expire at the Closing with the consummation of the transactions contemplated hereby and will not survive the Closing and, other than for Fraud, none of the Buyer Related Parties or the Company Related Parties shall have any liability of any nature whatsoever with respect to any such representation, warranty, covenant or obligation or otherwise relating to the transactions contemplated hereby; provided, however, that (a) any covenant contained in this Agreement that, by its terms, provides for performance (in whole or in part) following the Closing (including, for the avoidance of doubt, Section 2.6(h) and Section 8.4) (the “Post-Closing Covenants”) shall expressly survive Closing in accordance with its terms, and if no term is specified, then for the maximum duration permitted under applicable Law and (b) the foregoing will not prejudice or limit any claim for Fraud.
12.2 Exclusive Remedy; Acknowledgment. Effective as of the Closing, except with respect to claims based on Fraud and for claims in respect of the Post-Closing Covenants, the Escrow Agreement or any other ancillary agreement entered into in connection with this Agreement and the transactions contemplated hereby, following the Closing, none of Buyer, the Company, the Joint Holder Representatives or any Seller shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, whether at law or in equity or based on contract, tort, statute or otherwise. The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies with respect to matters relating to the transactions contemplated by this Agreement (including with respect to any environmental, health or safety matters). Notwithstanding the foregoing, for the avoidance of doubt, any adjustments made to the Purchase Price pursuant to Section 2.6(b) shall not be considered “remedies” for purposes of this Section 12.2 and shall not be limited by the terms of this Section 12.2. The provisions of and the limited remedies provided in this Article XII were specifically bargained for among the parties and were taken into account by the parties in arriving at the Purchase Price. After the Closing, no party or its Affiliates may seek the rescission of the transactions contemplated by this Agreement.
12.3 Release.
(a)Except with respect to claims based on Fraud and for claims in respect of the Post-Closing Covenants or claims pursuant to and in accordance with the Escrow Agreement or any other ancillary agreement entered into in connection with this Agreement and the transactions contemplated hereby, with effect from the Closing, Buyer, on behalf of itself and each Buyer Related Party, its and their predecessors, successors, assigns, and other Persons that have or could potentially derive rights through them (each a “Buyer Releasing Party” and collectively, the “Buyer Releasing Parties”), at the Closing, hereby irrevocably and unconditionally: (i) releases, remises and forever discharges all claims that any Buyer Releasing Party has had, now has or might have in the future against any Seller Releasing Parties arising under, in connection with or in any manner related to this Agreement and the transactions contemplated hereby (including any statements made or actions taken in connection with or that otherwise relate to this Agreement or the transactions contemplated hereby or the negotiation, execution and performance of or breach of this Agreement) (collectively, the “Transaction Related Matters”) and (ii) covenants and agrees that it shall not, and it shall cause the Buyer Releasing Parties not to, institute any Action in any way under, in connection with or in any manner related to the Transaction Related Matters (whether at law or in equity or based on contract, tort, statue or otherwise) against any Seller Releasing Party.

(b)Except with respect to claims based on Fraud and for claims in respect of the Post-Closing Covenants or claims pursuant to and in accordance with the Escrow Agreement or any other ancillary agreement entered into in connection with this Agreement and the transactions contemplated hereby, with effect from the Closing, each Seller, on behalf of itself and each Seller Related Party, its and their predecessors, successors, assigns, and other Persons that have or could potentially derive rights through them (each a “Seller Releasing Party” and collectively the “Seller Releasing Parties”), at the Closing, hereby irrevocably and unconditionally (i) releases, remises and forever discharges all claims that any Seller Releasing Party has had, now has or might have in the future against any Buyer Releasing Party (including for this purpose the Company and its Subsidiaries, from and after the Closing) (x) arising under, in connection with or in any manner related to the Transaction Related Matters and (y) based upon facts, circumstances, occurrences or omissions existing, occurring or arising on or prior to the Closing relating to the Company and its Subsidiaries and/or arising out of or relating to such Seller’s direct or indirect ownership interest in the Company and its Subsidiaries (excluding, for the avoidance of doubt, claims of any employee of the Company or its Subsidiaries (in his or her capacity as such) to benefits under any Company Benefit Plan (other than as it relates to the provision of equity or equity-based compensation or other forms of incentive or deferred compensation) or to earned but unpaid wages or compensation, unpaid vacation and unreimbursed business expenses, but expressly including any claims arising under, in connection with or in any manner related to any Affiliate Agreement) and (ii) covenants and agrees that it shall not, and it shall cause the Seller Releasing Parties not to, institute any Action in any way under, in connection with or in any manner related to the Transaction Related Matters or the matters described in the foregoing clause (y) (in each case whether at law or in equity or based on contract, tort, statue or otherwise) against any Buyer Releasing Party.

(c)Effective upon the Closing, Buyer, each Buyer Related Party, each Seller, and each Seller Related Party hereby expressly waive and release any rights and benefits which Buyer,

each Buyer Related Party, each Seller, and each Seller Related Party, as applicable, has or may have under any law or rule of any jurisdiction pertaining to the matters released herein and expressly waives and releases any and all rights and benefits conferred upon Buyer, each Buyer Related Party, each Seller, and each Seller Related Party, as applicable, by the provisions of Section 1542 of the California Civil Code (or any similar Laws), which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
ARTICLE XIII
MISCELLANEOUS
13.1 Waiver. At any time prior to the Closing, any party to this Agreement may waive any of the terms or conditions of this Agreement that are expressed for such party’s benefit. Any agreement to any such waiver will be valid only if set forth in a writing signed by: (a) the Joint Holder Representatives, on behalf of the Sellers, if the Sellers are making the waiver; (b) the Company, if the Company is making the waiver; or (c) Buyer, if Buyer is making the waiver. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
13.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when sent by electronic mail, in each case addressed as follows:
(a)If to Buyer, to:
Edgewell Personal Care, LLC
6 Research Drive
Shelton, CT 06484
Attention: Marisa Iasenza
Email: marisa.iasenza@edgewell.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Steven A. Rosenblum
        Jenna E. Levine

Email: SARosenblum@wlrk.com
JELevine@wlrk.com

(b)If to the Company, prior to the Closing, to:
Cremo Holding Company, LLC
303 Broadway Street, STE 104, PMB 70
Laguna Beach, CA 92651
Attention: Matthew Biggins; Matthew Kowalec
Email: matt@cremocompany.com; mkowalec@cremocompany.com

with copies (which shall not constitute notice) to:
Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071-1560
Attention: Jason Silvera; Andrew Clark
Email: Jason.Silvera@lw.com; Andrew.Clark@lw.com
and to the Joint Holder Representatives:
Mike Boone and Kyle Schroeder
c/o Cremo Holding Company, LLC
303 Broadway Street, STE 104, PMB 70
Laguna Beach, CA 92651

(c)If to the Sellers or the Joint Holder Representatives, to:
Mike Boone and Kyle Schroeder
c/o Cremo Holding Company, LLC
303 Broadway Street, STE 104, PMB 70
Laguna Beach, CA 92651

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071-1560
Attention: Jason Silvera; Andrew Clark
Email: Jason.Silvera@lw.com; Andrew.Clark@lw.com
or to such other address or addresses as the parties may from time to time designate in writing as provided above.
13.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties, provided that Buyer may transfer or assign all or any part of its rights and obligations hereunder to any Affiliate of Buyer; provided, further, that such transfer or assignment will not relieve Buyer of any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
13.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the Indemnified Persons (and their successors and heirs) are intended third-party beneficiaries of Section 7.1, (ii) each of the Seller Releasing Parties and each of the Buyer Releasing Parties shall be intended third-party beneficiaries of, and may enforce, Section 12.2 and Section 12.3, (iii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.15, and (iv) the Designated Persons shall be intended third-party beneficiaries of, and may enforce, Section 13.16.
13.5 Expenses. Except as otherwise provided in Section 8.4(h), each party hereto, other than the Joint Holder Representatives (whose expenses shall be paid out of the Holder Representative Fund), shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 2.6(e); provided, further, that the fees and expenses of the Accounting Firm, if any, shall be paid in accordance with Section 8.4(b); provided, further, that Buyer shall pay all fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement in accordance with Section 8.6(e); provided, further, that, in the event that the transactions contemplated hereby are not consummated, the Company shall reimburse the Joint Holder Representatives for all costs and expenses incurred by the Joint Holder Representatives in connection with the transactions contemplated hereby.
13.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
13.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including in a .pdf format) will be effective as delivery of a manually executed counterpart to this Agreement.
13.8 Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any Section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent on the face of such disclosure. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
13.9 Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), the Escrow Agreement (to be entered into at Closing), the other ancillary agreements entered into in connection with this Agreement and the transactions contemplated hereby and that certain Confidentiality Agreement, dated as of April 29, 2020, by and between Parent and Cremo Company, LLC (as amended or supplemented, the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any prior agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties, except as expressly set forth in this Agreement, the Escrow Agreement, any other ancillary agreement and the Confidentiality Agreement.
13.10 Amendments. Prior to the Closing, this Agreement may be amended or modified in whole or in part only in writing executed by Buyer, the Company and the Joint Holder Representatives. After the Closing, this Agreement may be amended or modified in whole or in part only in writing executed by Buyer and the Joint Holder Representatives.
13.11 Publicity. Buyer and the Company have agreed to the text of a press release announcing the execution of this Agreement (the “Execution Announcement”). Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of Parent are listed, including the filing of any Current Report on Form 8-K or other appropriate filings with the U.S. Securities and Exchange Commission, no party hereto will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written consent of (x) the Joint Holder Representative, in the case of Buyer, or, following the Closing, the Company or (y) Buyer, in the case of all other parties hereto. Notwithstanding the foregoing, without such prior written consent, (a) the parties and Parent shall be permitted to issue a press release or other public announcement containing information relating to this Agreement or the transactions contemplated hereby that is substantially consistent with information included in the Execution Announcement and (b) Parent shall be entitled, without the written consent of the Joint Holder Representatives, to answer questions from analysts and investors of Parent related to this Agreement or the transactions contemplated hereby provided, that Parent’s answers are not substantively inconsistent with information included in a press release or other public announcement previously approved pursuant to this Section 13.11; provided, further, that such answers do not include non-public details regarding any Seller’s ownership interest in the Company as such.

13.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
13.13 Jurisdiction; Waiver of Jury Trial.
(a)Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable or shall decline to accept jurisdiction, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.13(a).
(b)Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 13.13(b).

13.14 Enforcement.
(a)The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that by its terms requires performance after the Closing or expressly survives termination of this Agreement), the Termination Date shall automatically be extended to (i) the tenth (10th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.
(b)The remedies available to the parties pursuant to this Section 13.14 shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit such party from, in the alternative, seeking to terminate this Agreement. In furtherance of the foregoing, the parties hereby further acknowledge and agree that prior to the Closing, any party hereto shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of, this Agreement by any other party hereto.

13.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein, as applicable, with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, debt financing source, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Buyer or the Sellers under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
13.16 Waiver of Conflicts; Non-Assertion of Attorney-Client Privilege.
(a)Conflicts of Interest. Buyer acknowledges that Latham & Watkins LLP and other legal counsel (“Prior Company Counsel”) have, on or prior to the Closing Date, represented one or more of the Joint Holder Representatives, one or more Sellers, the Company, and its Subsidiaries and other Affiliates, and their respective officers, employees and directors (each such Person, other than the Company and its Subsidiaries, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (y) in which Buyer or any of its Affiliates (including the Company and its Subsidiaries), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-

Closing Matter”), the Designated Persons have informed Buyer that they anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Buyer and the Company hereby agrees (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (each, a “Post-Closing Representation”), and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in a Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Company and its Subsidiaries), and even though Prior Company Counsel may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. Without limiting the foregoing, each of Buyer and the Company (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Company or any of its Subsidiaries or Prior Company Counsel’s duty of confidentiality as to the Company or any of its Subsidiaries and whether or not such disclosure is made before or after the Closing.
(b)Attorney-Client Privilege. Each of Buyer and the Company (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company or any of its Subsidiaries (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Company and their respective Affiliates, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by such Designated Persons and asserted by the Joint Holder Representatives on their behalf, and shall not pass to or be claimed or used by Buyer or the Company, except as provided in the last sentence of this Section 13.16(b). Furthermore, each of Buyer and the Company (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege (whether or not the Company or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, (i) in the event that a dispute arises between Buyer or the Company or any of its Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Company may assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure to such third party, provided, however, that such privilege may be waived only with the prior written consent of the Joint Holder Representatives, acting on behalf of the applicable Designated Persons (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) the foregoing provisions of this Section 13.16(b) shall not extend to any communication or materials not involving the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any claims brought in connection with such transactions or this Agreement.

13.17 Limited Guarantee. As a material inducement to Sellers to enter into this Agreement and to consummate the transactions hereunder, Parent hereby irrevocably and unconditionally guarantees to the Sellers the due and punctual payment in full of Buyer’s payment obligations under this Agreement (the “Buyer’s Obligations”), as a principal and not as a surety. Parent agrees that such guarantee shall be a guarantee of payment and not of collection and that Sellers shall not be required to pursue any right or remedy they may have against Buyer under this Agreement or otherwise or to first commence any proceeding or obtain any judgment against Buyer in order to enforce this Section 13.17. This Section shall not be deemed to enlarge any obligations of Buyer under this Agreement, and all obligations of Parent under this Section 13.17 shall be limited in time and scope and in any other manner as Buyer’s obligations under this Agreement are limited, except that Parent hereby expressly waives any notice of acceptance; presentment and protest of any instrument, and notice thereof; notice of default; and all other notices to which Parent might otherwise be entitled and all rights and defenses arising by reason of election of remedies and by reason of the bankruptcy or insolvency of Buyer. Notwithstanding any other provision of this Agreement to the contrary, Sellers hereby agree that Parent may assert, as a defense to payment or performance by Parent under this Section 13.17, or as an affirmative claim against Sellers or their respective Affiliates, or any Person claiming by, through or on behalf of any of them, any rights, remedies, set-offs and defenses that Buyer could assert pursuant to the terms of this Agreement (other than any such rights, remedies, set-offs and defenses arising out of, due to, or as a result of, the insolvency or bankruptcy of Buyer or any of its Affiliates, including Parent, or a lack of corporate power or authority of Buyer). Parent hereby represents and warrants to the Company and Sellers as follows: (i) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri; (ii) Parent has full power and authority to enter into this Agreement and to perform its obligations hereunder; (iii) the execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent; (iv) this Agreement has been duly executed and delivered by Parent and (assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto), constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Remedies Exception; and (v) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of, any applicable Law to which Parent is subject or by which any property or asset of Parent is bound, or (b) conflict with the constitutional documentation of Parent.

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
BUYER

EDGEWELL PERSONAL CARE, LLC

By:  /s/ Rod Little
Name: Rod Little
Title: President

PARENT

EDGEWELL PERSONAL CARE COMPANY
(solely for purposes of Section 13.17)

By:  /s/ Marisa Iasenza
Name: Marisa Iasenza
Title: Secretary

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COMPANY

CREMO HOLDING COMPANY, LLC

By:  /s/ Mike Boone
Name: Mike Boone
Title: Manager

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MIKE BOONE, in his capacity as an initial Joint Holder Representative hereunder
/s/ Mike Boone

KYLE SCHROEDER, in his capacity as an initial Joint Holder Representative hereunder
        /s/ Kyle Schroeder

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             SELLERS

        /s/ Matthew Biggins
Matthew Biggins

        /s/ Charles McBrayer
Charles McBrayer

        /s/ James Harrington
James Harrington

        /s/ Bobby Lee Terrell, Jr.
Bobby Lee Terrell, Jr.

        /s/ Kelli Bennett
Kelli Bennett

        /s/ Mattew Kowalec
Mattew Kowalec

        /s/ Kyle W. Schroeder
KWS Trust dated July 3, 2018
Name: Kyle W. Schroeder
Title: Trustee

        /s/ Michael Boone
Kaylor Corporation
Name: Michael Boone
Title: President

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